[	TABLE OF CONTENTS	]

Exhibit 10(b)

ASSET PURCHASE AGREEMENT

by and among

PROCARE PHARMACY, INC.

(and its Designated Affiliates),

STADTLANDER OPERATING COMPANY, L.L.C.,

STADTLANDER LICENSING COMPANY, LLC,

STADTLANDER DRUG OF CALIFORNIA, LP,

STADTLANDER DRUG OF HAWAII, LP,

AND

BERGEN BRUNSWIG CORPORATION

DATED AS OF JULY 3, 2000

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EXHIBITS

A	- Accounts Receivable Collection Agreement
B	- Primary Dealing Agreement
C	- Transition Support Agreement
3.2(a)(i)	- Bill of Sale
3.2(a)(ii)	- Assignment of Leases
3.2(a)(iii)	- Assignments of Intellectual Property
3.3	- Assumption Agreement
6.11	- Non-Exclusive Assignment Agreement
7.9	- Power of Attorney
7.10	- FIRPTA Certificate

SCHEDULES
1(a)	- ProCare Designated Affiliates
1(b)	- AR Valuation Principles
1(c)	- ASD Injectibles Business Contracts
1(d)	- Bonus Plan
1(d)(d)	- Form of Rx Report
1(e)	- Employment Agreements
1(f)	- Excluded Assets
1(g)	- Transferred Assets to ASD from OPCO
1(h)	- May 31 Agreed Balance Sheet
1(i)	- Retained Independent Contractors and Employees
1(j)	- Permitted Liens
1(k)	- Profit Sharing Plan
1(l)	- Fixed Assets
1(m)	- Jointly Used Purchased Assets
3.4	- Inventory Cost Factors
4.1	- Jurisdictions in which Selling Group is Qualified to do Business
4.2(b)	- Selling Group Entity Information
4.2(c)	- Equity Interests in Others
4.2(d)	- Required Investments in Others
4.4(a)	- Parent's No Breach or Violation
4.4(b)	- Selling Group Member's No Breach
4.5	- Third Party Consents
4.6(a)	- September 30th Balance Sheet
4.6(b)	- Historical Financial Statements
4.7	- All Inventory of Selling Group
4.8	- Accounts Receivable and Bad Debts
4.9	- Material Contracts and Obligations
4.11	- List of Employees
4.12	- Absence of Certain Developments
4.15	- Real and Personal Property Leases
4.16(a)	- List of Liens on Purchased Assets
4.16(b)	- List of Assets Owned by or Leased to a Selling Group Member, Parent or
respective Affiliates
4.17	- Proprietary Rights
4.18	- Necessary Licenses and Permits
4.21	- Compliance with Law
4.22	- Litigation
4.23	- Selling Group Member Indebtedness
4.24	- Labor Agreements
4.25	- Brokers' Fees
4.26(a)	- Selling Group Member's Twenty-five (25) Largest Customers
4.26(b)	- Selling Group Member's Twenty-five (25) Largest Suppliers
4.26(c)	- Bonding or Financial Security Arrangements
4.29	- Conflicts of Interest
4.30	- Insurance
4.31(a)	- Medicare and Medicaid Jurisdictions
4.31(b)	- Medicare and Medicaid Provider Numbers
4.31(c)	- Offsets Against Future Reimbursements
4.31(d)	- Medicare and Medicaid Cost Reports
5.5	- Consents and Approvals
6.2(a)	- Employee Matters
6.3(c)	- Collection of Accounts Receivable
6.11	- Third Parties granting indemnification rights to Selling Group Members
7.8	- Consents
7.9	- Transferred Governmental Consents
8.9	- Governmental Approvals

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ASSET PURCHASE AGREEMENT

             THIS AGREEMENT is made and entered into as of the 3rd day of July, 2000 by and among: (i) ProCare Pharmacy, Inc., a Rhode Island corporation ("ProCare"), and its designated Affiliates listed on Schedule 1(a) attached hereto (collectively, the "Buying Group" and each individually, a "Buying Group Member"); (ii) Stadtlander Operating Company, L.L.C., a Delaware limited liability company ("OPCO"); (iii) Stadtlander Licensing Company, LLC, a Delaware limited liability company ("Licensing Company"); (iv) Stadtlander Drug of California, LP, a Delaware limited partnership ("California LP"); (v) Stadtlander Drug of Hawaii, LP, a Delaware limited partnership ("Hawaii LP," and together with OPCO, Licensing Company, and California LP, collectively the "Selling Group" and each individually, a "Selling Group Member"); and (vi) Bergen Brunswig Corporation, a New Jersey corporation (the " Parent").

R E C I T A L S

             WHEREAS, Selling Group is engaged in, among other things, the specialty retail pharmacy and the specialty mail order pharmacy business (such businesses, other than the Corrections Division Business (as hereinafter defined) collectively, the " Business");

             WHEREAS, Parent, directly or indirectly, owns all of the issued and outstanding equity interests of each Selling Group Member;

             WHEREAS, Selling Group desires to sell and assign to Buying Group, and Buying Group desires to purchase and assume from Selling Group, substantially all of Selling Group's assets and business operations and certain of its liabilities on the terms and subject to the conditions hereinafter set forth; and

             WHEREAS, in order to induce Selling Group and Parent to enter into this Agreement, CVS Corporation, a Delaware corporation, has entered into as of the date hereof a guaranty of Buying Group's obligations hereunder (the "CVS Guaranty").

             NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

             (a)      As used herein, the following terms shall have the following meanings in addition to those additional terms as defined herein:

             Accounts Receivable Collection Agreement. The term "Accounts Receivable Collection Agreement" shall mean that certain Accounts Receivable Collection Agreement entered into by and between ProCare and OPCO, at the Closing, a copy of which is attached hereto as Exhibit A.

             Acquired Net Asset Value. The term "Acquired Net Asset Value" shall mean the difference (positive or negative) between (a) the book value of the Purchased Assets, excluding (i) Net Accounts Receivable, and (ii) goodwill (if any) attributable to the Purchased Assets, and (b) the Balance Sheet Assumed Liabilities, all as reflected on the Closing Balance Sheet prepared in accordance with GAAP and consistent with the practices utilized in the preparation of the May 31, 2000 Agreed Balance Sheet.

             Affiliate. The term "Affiliate" of any Selling Group Member or any other specified Person (the "Specified Person") shall mean any other Person that directly or indirectly controls, is controlled by or is under common control with a Selling Group Member or other Specified Person. For purposes of this definition, the term "control" means the power, whether direct or indirect, to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities, by contract or otherwise.

             Agreement. The term "Agreement" shall mean this Asset Purchase Agreement, and any and all amendments, modifications and supplements hereto entered into in accordance with the terms hereof.

             ARC Securities. The term "ARC Securities" means the equity securities owned by the Selling Group in Advanced Reproductive Care, Inc., a Delaware corporation, including the warrant to purchase 685,000 shares of its common stock.

             AR Valuation Principles. The term "AR Valuation Principles" means the accounting principles set forth on Schedule 1(b) hereto used in the preparation of the May 31, 2000 Agreed Balance Sheet and to be used by Buying Group and Selling Group in determining the value of the Net Accounts Receivable.

             ASD. The term "ASD" means ASD Specialty Healthcare, Inc., a Delaware corporation.

             ASD Injectibles Business Contracts. The term "ASD Injectibles Business Contracts" shall mean the ASD contracts described on Schedule 1(c) attached hereto.

             Assumed Agreements. The term "Assumed Agreements" shall mean all Contracts of any Selling Group Member that relate to the Business: (i) which are listed in Schedule 4.9 hereto as items which shall constitute Assumed Agreements (including Assumed Leases) or (ii) which, pursuant to the terms of Section 4.9 hereof, are not required to be disclosed on Schedule 4.9 but which have been entered into by a Selling Group Member in the ordinary course of business, including without limitation, sales orders, sales contracts, purchase orders, purchase contracts, quotations and bids.

             Assumed Leases. The term "Assumed Leases" shall mean all leases of any Selling Group Member that relate to real estate currently used in the Business and which are listed on Schedule 4.9 as leases being assumed.

             Assumed Liabilities. The term "Assumed Liabilities" shall mean the obligations and liabilities of the Selling Group expressly assumed by Buying Group pursuant to Section 2.2 hereof and no others.

             Bonus Plan. The term "Bonus Plan" shall mean each Selling Group Member's bonus plan or plans, as more particularly described on Schedule 1(d) hereto.

             Business Day. The term "Business Day" means a day on which national banks are open for business in New York.

             Buying Group. The term "Buying Group" and "Buying Group Member" shall have the meanings set forth in the preamble hereof and shall include any Affiliate of any Buying Group Member as may be designated in writing to Selling Group prior to the Closing Date.

             Buying Group's Accountants. The term "Buying Group's Accountants" shall mean KPMG LLP.

             Closing. The term "Closing" shall mean the closing of the transactions contemplated herein.

             Closing Balance Sheet. The term "Closing Balance Sheet" shall mean the consolidated balance sheet of Selling Group (excluding the Corrections Division Business) as of the end of the business day immediately preceding the Closing Date, which shall be prepared in accordance with GAAP, consistent with the practices utilized in the preparation of the May 31 Agreed Balance Sheet, and finally determined in accordance with Section 2.5 hereof.

             Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

             Competing Business. The term "Competing Business" means the business of providing comprehensive specialty pharmacy care in the following disease states: HIV, transplant, infertility and Serious Mental Illness (such disease states collectively referred to as "Disease States"). Competing Business means specifically with respect to Serious Mental Illness, the provision of anti psychotrophic medicines to patients suffering from Serious Mental Illnesses who are under the active treatment or care of a mental health institution or case worker. Each of the foregoing disease states shall be included within the definition of "Disease States" only so long as any Buying Group Member is engaged in the business of providing comprehensive specialty pharmacy care in that particular disease state. The parties agree that none of the following activities by any Selling Group Member, Parent or any of their Affiliates, including without limitation, Besse Medical Services, Inc., ASD Speci alty Healthcare, Inc., ASD Direct and PharMerica, Inc., shall be deemed a Competing Business: (a) the sale or distribution of pharmaceuticals, medical, surgical and laboratory supplies and products and health and beauty products (collectively, " Pharmaceuticals and Products") to hospitals, alternate sites, pharmacies (closed, open, retail and mail order) and infusion centers where such Pharmaceuticals and Products will be used for resale or to physicians offices where such Pharmaceuticals and Products will be used in office administration, including without limitation, Pharmaceuticals and Products used in the treatment of Disease States; (b) operating a comprehensive specialty pharmacy business relating to any disease states other than the Disease States; (c) engaging in the medical injectibles business (excluding the injectibles business derived from the scope of the ASD Injectibles Business Contracts, other than hemophilia); (d) engaging in the Corrections Division Business; (e) the fulfillment fo r or on behalf of any Internet Supplier of any orders for Pharmaceuticals or Products to any customers of such Internet Supplier or to users of such Internet Supplier's website; (f) the acquisition of any equity or the provision of management, consulting or administrative services to, or the development, launching or operation, or otherwise becoming an Affiliate of, an Internet Supplier; and (g) entering into any agreement or business arrangement with respect to or otherwise participating in any joint marketing arrangement, joint venture, strategic marketing alliance, cooperative or group purchasing organization, or any other contractual or partnering arrangement with any Person; provided, however, that the entity that is contracted with does not provide a comprehensive specialty pharmacy business in the Disease States as a result of such agreement, arrangement or joint venture.

             Competing Corrections Division Business. The term "Competing Corrections Division Business" means an institutional pharmacy business that provides patient specific medications, medical and surgical supplies and commissary goods to inmates detained in either public or private correctional facilities, including prisons, jails and juvenile detention centers. The parties agree that the following activities by any Buying Group Member or any of their Affiliates shall not be deemed a Competing Corrections Division Business: engaging in an institutional pharmacy business for inmates detained in the State of Illinois correctional facilities.

             Corrections Division Business. The term "Corrections Division Business" means the institutional pharmacy business of OPCO and its Affiliates that provides patient specific medications, medical and surgical supplies and commissary goods to inmates detained in either public or private correctional facilities, including prisons, jails and juvenile detention centers.

             Daily Rx Average. The term "Daily Rx Average" means, for any specified period, the aggregate number of retail and mail order prescriptions filled, shipped and billed by Selling Group for the Business (other than from the San Francisco Wellness Centers located at Castro Street and 18th Street) during such period, as reflected on the SPARC's daily prescription report, the KALOS' daily prescription report, and the Stadtlander returns report issued in the forms attached as Schedule 1(d)(d), less returns, divided by the number of Business Days during such period. The Daily Rx Average for April and May 2000 is 10,347.4.

             Employment Agreements. The term "Employment Agreements" shall mean those certain employment agreements (or assignments of existing employment or consulting agreements) between a Buying Group Member and the employees of the Business listed on Schedule 1(e) hereto.

             Excluded Property. The term "Excluded Property" shall mean all of the Selling Group's right, title and interest in each of the following:

             (a)       the cash or cash equivalents of each Selling Group Member;

             (b)       the seals, certificates of formation, minute books, partnership records, equity ownership ledgers, or other records having to do with the organization or formation of any Selling Group Member;

             (c)       the rights which accrue or will accrue to a Selling Group Member under this Agreement and the Related Agreements;

             (d)       OPCO's membership interests in Stadt Solutions, LLC and the Stadt Solutions, LLC Operating Agreement;

             (e)       all capital stock, partnership interests and other equity interests in any Person held by OPCO or its Affiliates, other than the ARC Securities;

             (f)       [intentionally omitted];

             (g)       the assets used primarily in the Corrections Division Business and the business of the Corrections Division Business as a going concern;

             (h)       all right, title and interest in and under all contracts with any Selling Group Member relating to the Excluded Property;

             (i)       all intercompany receivables;

             (j)       all the consulting agreements and employment agreements entered into by a Selling Group Member that are not Assumed Agreements;

             (k)       the assets and properties or rights set forth on Schedule 1(f) hereto, including assets jointly used by Selling Group and Parent and/or Parent's Affiliates as set forth on Schedule 1(f) hereto.

             (l)       any claim which Parent, the Selling Group or any other Affiliate of Parent may have against Counsel Corporation or its Affiliates arising out of the negotiation, execution and performance of the Purchase Agreement, dated as of January 21, 1999, by and among the parties hereto (the "Counsel Litigation");

             (m)       Tax refunds for periods ending on or before the Closing Date or straddling the Closing Date, other than tax refunds of property and ad valorem taxes to the extent such taxes are (i) imposed with respect to the Purchased Assets and (ii) the obligation of the Buying Group with respect to a portion of a Straddle Tax Period; and

             (n)       those assets to be transferred to ASD from OPCO as set forth on Schedule 1(g) hereto.

             Family Member. The term "Family Member" shall mean, as applied to any Person who is an individual, such individual's spouse, parent, sibling, child, grandchild or other lineal descendant thereof and each trust, limited partnership and limited liability company created for the exclusive benefit of one or more of such Persons.

             Generally accepted accounting principles or "GAAP" means United States accounting principles which are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors and other recognized principle setting bodies, in effect from time to time.

             Governmental Authority. The term "Governmental Authority" shall mean the Federal Government, or any state or political subdivision thereof, or any agency or body of the Federal Government or any state or other political subdivision thereof, or any court asserting jurisdiction over any Selling Group Member or Parent, which is exercising executive, legislative, judicial, regulatory or administrative functions.

             Internet Supplier. The term "Internet Supplier" means any Person in the business of selling or distributing, procuring orders for, conducting auctions of, or operating an exchange or marketplace for the purchase and sale of Pharmaceuticals and Products, or any website on or through which such functions are performed, provided that such business is performed or such website is enabled primarily through the Internet, including any now or hereafter existing website of Parent, any Selling Group Member or any of their Affiliates, and provided further that such Person is not engaged in the business of providing comprehensive specialty pharmacy care in the Disease States.

             Laws. The term "Laws" shall mean all federal, state, local or foreign laws, treaties, regulations, rules, orders or administrative or judicial determinations having the effect of law.

             Liens. The term "Liens" shall mean all liens, pledges, charges, encumbrances, security interests, mortgages, leases, options, conditions, community property rights or other adverse claims of any kind or description.

             Material Adverse Change. The term "Material Adverse Change" means, with respect to a Person, a material adverse change in the business, condition (financial or otherwise), prospects, properties, assets, liabilities or results of operations of such Person and its subsidiaries, taken as a whole. When evaluated in the context of any Selling Group Member, the term "Material Adverse Change" shall take into account all of the Selling Group Members taken as a whole. When evaluated in the context of the Buying Group, the term "Material Adverse Change" shall take into account all of the Buying Group Members taken as a whole.

             Material Adverse Effect. The term "Material Adverse Effect" means: (a) an adverse effect on the validity or enforceability of this Agreement or any of the Related Agreements in any material respect, (b) an adverse effect that would reasonably be expected to result in a Material Adverse Change, or (c) an impairment of the ability of any Selling Group Member to fulfill its obligations under this Agreement or any of the Related Agreements in any material respect.

             May 31, 2000 Agreed Balance Sheet. The term "May 31, 2000 Agreed Balance Sheet" shall mean that certain unaudited consolidated balance sheet of the Business at May 31, 2000 prepared in accordance with GAAP and as agreed upon by Selling Group and Buying Group, a copy of which is attached hereto as Schedule 1(h).

             Net Accounts Receivable. The term "Net Accounts Receivable" shall mean, with respect to any date, the accounts receivable of the Selling Group (other than those constituting Excluded Assets) determined on a consolidated basis as of such date, net of reserves for bad debt, all as determined in accordance with GAAP and in accordance with the AR Valuation Principles.

             Non-Assumed Liabilities. The term "Non-Assumed Liabilities" shall mean any obligation or liability of a Selling Group Member not expressly assumed by Buying Group pursuant to Section 2.2 of this Agreement, including without limitation the following:

             (i)       any obligation or liability of any Selling Group Member to Parent or any Affiliate of Parent (whether by contract, lease or otherwise), other than those certain accounts payable due Parent or an Affiliate of Parent more particularly described on Schedule 2.2(a), representing unpaid purchase price of inventory acquired in the ordinary course of business of the Business;

             (ii)       any obligation or liability of any Selling Group Member: (x) arising prior to or as a result of the Closing to any employees (including, but not limited to, any severance, bonus or vacation pay obligations), agents or independent contractors of such Selling Group Member identified on Schedule 1(i) hereto, or (y) arising as a result of the termination by Selling Group at the Closing of any Rehired Employees, or (z) any obligation or liability to any Rehired Employee for vacation pay on account of any period ending on or prior to the Closing Date, except to the extent accrued on the Closing Balance Sheet and included in the Acquired Net Asset Value;

             (iii)       any obligation or liability of any Selling Group Member in connection with (x) any Profit Sharing Plan or Bonus Plan (or their respective terminations), except to the extent of any performance bonus for Rehired Employees accrued on the Closing Balance Sheet and included in the Acquired Net Asset Value, or (y) in accordance with any "stay bonus," "completion bonus," or other change in control bonus or payment that may be triggered by the transactions contemplated by this Agreement;

             (iv)       any obligation or liability of any Selling Group Member for any expenses (including without limitation, fees of attorneys, accountants, financial or other advisors to any Selling Group Member) incurred in connection with the transactions contemplated hereby;

             (v)       any obligation or liability arising out of or resulting from non-compliance by any Selling Group Member (or their respective predecessors) with any Law (including Medicare and Medicaid programs), or any third-party claims related thereto;

             (vi)       any obligation or liability of any Selling Group Member relating to any product liability claims (whether based upon negligence, breach of warranty, strict liability or otherwise), or relating to any litigation, claim, proceeding or other dispute, whether presently existing or threatened or hereafter arising out of any act or omission taken, or omitted to be taken, or condition or state of facts existing, or arising out of any products (or component parts) which were manufactured or sold, or in respect of services which were performed, on or before the Closing Date, including those with respect to "script fill" liability;

             (vii)       any obligation or liability of any Selling Group Member arising out of, resulting from, or related to any Excluded Property or the Corrections Division Business;

             (viii)       any obligation or liability of any Selling Group Member, Parent or Parent's Affiliates for Taxes for any period, including, but not limited to, those Taxes incident to or arising as a consequence of the consummation of the transactions contemplated hereby; provided, that Buying Group shall be responsible for property and ad valorem taxes which are imposed on the Purchased Assets for any tax period ending after the Closing Date; provided, further, that for any such tax period beginning before and ending after the Closing Date (a "Straddle Tax Period"), Buying Group shall only be responsible for such taxes to the extent they are imposed with respect to the portion of such Straddle Tax Period which begins on the Closing Date, by applying to the total tax due for the entire Straddle Tax Period a ratio determined by calculating the number of days from the Closing Date (inclusive) to the end of the Straddle Tax Period and dividing that numbe r of days by the total number of days in the Straddle Tax Period and, provided further, that in computing the portion of such Taxes for which Selling Group is responsible, any post-Closing Date adjustment to asset values shall be disregarded;

             (ix)       any indebtedness of any Selling Group Member for borrowed money or any guarantees in respect of borrowed money;

             (x)       any brokerage, success, placement or finder's fee payable by any Selling Group Member in connection with the transactions contemplated hereby;

             (xi)       any obligation or liability of any Selling Group Member arising out of this Agreement or any Related Agreement;

             (xii)       any obligation or liability arising out of any litigation, investigation or review, pending or threatened, or any audit or recoupment by any Governmental Authority with respect to any Selling Group Member or Parent relating to or arising from actions or omissions occurring on or prior to the Closing Date by any Selling Group Member, Parent or their respective predecessors, including, but not limited to, the litigation, investigations and reviews disclosed on Schedule 4.21, 4.22 or 4.31 hereto; and

             (xiii)       any obligation or liability of any Selling Group Member in connection with any claim of overpayment or refund (except to the extent specifically provided for on the Closing Balance Sheet and in the calculation of Net Accounts Receivable on the Closing Date and as reflected on the Statement of Credit Balances), rebate, recoupment, settlement, off-set or the like, with respect to the operation of the Business prior to the Closing, including, without limitation, any third-party claims related thereto.

             Ordinary course of business. The term "ordinary course of business" means, with respect to any entity, actions which are (a) consistent with the past practices of the designated entity, (b) similar in nature and style to actions customarily taken by the designated entity, and (c) do not require, and in the past have not received, specific authorization by the Board of Directors, Board of Managers, or such similar entity, of the designated entity.

             Permitted Liens. The term "Permitted Liens" shall mean (x) Liens for Taxes due but not yet payable as of the applicable date, (y) Liens arising by operation of law in the ordinary course of business, such as mechanics' liens, materialmen's liens, carriers' liens, warehouseman's liens, and similar liens, none of which are substantial in character, amount or extent and none of which materially detract from the value or materially interfere with the present use of the asset to which such Lien attaches, and (z) Liens described on Schedule 1(j) hereto.

             Person. The term "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

             Primary Dealing Agreement. The term "Primary Dealing Agreement" means that certain Primary Dealing Agreement between ProCare and Bergen Brunswig Drug Company to be executed at the Closing, a copy of which is attached hereto as Exhibit B.

             Profit Sharing Plan. The term "Profit Sharing Plan" shall mean any Selling Group Member's defined contribution retirement plan, as more particularly described on Schedule 1(k) hereto.

             Purchased Assets. The term "Purchased Assets" shall mean all of the Selling Group's right, title and interest in and to (i) the business of each Selling Group Member as a going concern other than the business of the Corrections Division Business, (ii) the name "Stadtlanders" and any derivatives thereof, and (iii) all of the properties, assets, and rights of any kind, whether tangible or intangible, real or personal, of each Selling Group Member or in which each Selling Group Member has any interest (other than assets constituting Excluded Property) on the Closing Date, wherever situated and whenever acquired, including without limitation, the following:

             (a)       any and all accounts receivable;

             (b)       any and all notes, debentures, and other receivables;

            (c)      any and all Intellectual Property including, without limitation, the Intellectual Property identified on Schedule 4.17 hereto, and any and all applications for any of the foregoing, together with any and all rights to use any or all of the foregoing, and any and all goodwill associated with any of the foregoing;

             (d)       any and all, discoveries, improvements, processes, methods, formulae (secret or otherwise), data, trade secrets, confidential information, technology, know-how, computer software (whether fully developed or in process and including documentation and related object and source codes) and ideas (including without limitation, those in the possession of third parties), whether patentable or not, licenses and other similar rights, and any and all drawings, records, books or other indicia, however evidenced, of the foregoing, together with any and all rights to use any or all of the foregoing, and any and all goodwill associated with any of the foregoing;

             (e)       any and all rights existing under the Assumed Agreements;

             (f)       any and all machinery, equipment (including without limitation, all transportation, laboratory, testing, and office equipment), vehicles, trade fixtures, computer hardware, world wide web or Internet sites (including without limitation "www.Stadtlander.com" and "www.Stadtassist.com"), domain names, data processing equipment, and furniture, and any and all interests in all leasehold improvements, including without limitation, the fixed assets more particularly described in Selling Group's fixed asset ledger attached as Schedule 1(l) hereto (other than fixed assets on such ledger which are disposed of in the ordinary course of business prior to the Closing Date in accordance with this Agreement);

             (g)       any and all office, production or data processing supplies, spare parts, other miscellaneous supplies, and other tangible property of any kind, including without limitation, any and all tangible property located in any warehouse, office or other space;

             (h)       any and all raw materials, work-in-process, finished goods, consigned goods and other supplies or inventories;

             (i)       any and all deposits and prepayments (other than prepaid expenses) and the value of revenues from pharmaceutical manufacturers' agreements received by the Business prior to the Closing Date that pertain to any period after the Closing Date;

             (j)       except to the extent arising from Excluded Property, any and all claims, causes of action, choses in action, rights of recovery and rights of setoff of any kind, including without limitation, any liens, mechanic's liens or any rights to payment or warranties or to enforce payment or warranties in connection with work performed or goods delivered on or prior to the Closing Date, and any and all claims to insurance proceeds due or to become due under Selling Group's applicable insurance policies in connection with any Assumed Liabilities, and in connection with any damage or loss to any Purchased Asset occurring on or prior to the Closing Date;

            (k)     any and all records (including prescription files and records) and lists pertaining to customers, suppliers or Rehired Employees and any and all books, ledgers, files and business records;

             (l)       any and all advertising materials and other printed or written materials;

          (m)    any and all governmental and other licenses, permits, franchises, concessions, authorizations, approvals and certificates (to the extent transferable);

             (n)       any and all goodwill as a going concern (excluding goodwill attributable to the Excluded Property) and any and all other intangible properties;

             (o)       any and all telephone listings, switches and hardware;

             (p)       the ARC Securities;

             (q)       the ASD Injectibles Business Contracts;

             (r)       those assets used in the operation of the Business that are used jointly by a Selling Group Member and Parent that are described on Schedule 1(m) hereto; and

             (s)       any and all other assets of Selling Group not referred to in (a)-(r) above, whether or not reflected on the Closing Balance Sheet, to the extent such assets are not Excluded Property.

             Related Agreements. The term "Related Agreements" shall mean the Accounts Receivable Collection Agreement, the Assumption Agreement, the Bill of Sale, the Primary Dealing Agreement and the Transition Support Agreement.

             Selling Group's Accountants. The term "Selling Group's Accountants" shall mean Deloitte & Touche LLP.

             Selling Group's Knowledge. The term "Selling Group's Knowledge" shall mean the good faith actual knowledge of each of Steve Collis, Kent Harms, William A. Jones, Diana Long, Nathaniel Lord, Rudy Molinet, Milan Sawdei, Shafi Shilad, Gordon Vanscoy, and David Weidner after due and proper inquiry and such due diligence as is reasonably required for such Person to make an informed representation or warranty as to such Person's "knowledge" of a matter.

             Selling Group and Selling Group Member. The terms "Selling Group" and "Selling Group Member" have the meanings set forth in the Preamble to the Agreement.

             Serious Mental Illness. The term "Serious Mental Illness" means bipolar, schizophrenic and other serious mental illnesses but does not include depression and neurological disorders.

             Stadt Solutions, LLC. The term "Stadt Solutions, LLC" means Stadt Solutions, LLC, a Delaware limited liability company.

             Statement of Credit Balances. The term "Statement of Credit Balances" means the certificate of Selling Group as to patient/payor credit balances included in Net Accounts Receivable as of the Closing Date, delivered pursuant to Section 3.2(ix) hereof.

             Taxes. The term "Taxes" shall mean, with respect to any Person, all foreign, federal, state and local taxes (including deficiencies, interest, additions to tax and penalties relating thereto) of any kind, including, without limitation (x) all income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupancy, social security, Medicare, premium, property or windfall profits tax, customs, duty or other taxes or governmental fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing authority (domestic or foreign) upon such Person and (y) all liabilities of any Person for the payment of any amount of the type described in the immediately preceding clause (x) as a result of being a party to any tax sharing agreement or purchase and sale agreement or as a result of any express or implied oblig ation (including, but not limited to, an indemnification obligation).

             Tax Returns. The term "Tax Returns" shall mean all returns, declarations, reports, workpapers, estimated returns and information returns and statements of any Person required to be filed or sent by or with respect to it in respect of any Taxes.

             Transition Support Agreement. The term "Transition Support Agreement" means that certain Transition Support Agreement between ProCare and Parent to be executed at the Closing, a copy of which is attached hereto as Exhibit C.

             (b)       In addition, the following terms shall have the meanings ascribed to them in the corresponding Section of this Agreement:

Term	Section
Accounts Receivable Adjustment	2.3(c)
Arbitrator	2.5(b)(iii)
AR Collection Excess Payment	2.3(c)(iii)
Asserting Party	9.2
Assignment	6.11
Assumption Agreement	3.3(a)(ii)
Balance Sheet Assumed Liabilities	2.2(a)
Base Purchase Price	2.3(a)
Bill of Sale	3.2(a)(i)
Business	Recitals
California LP	Preamble
Closing Balance Sheet Adjustment	2.3(b)
Closing Date	3.1
Closing Statements	2.5(a)
Contracts	4.9
Counsel Litigation	See definition of Excluded Property
CVS Guaranty	Recitals
Defending Party	9.2
Disease States	See definition of Competing Business
Disposal Date	6.7(b)
Employee Benefit Plan	4.28
Environmental Laws	4.19(a)
Existing Employment Contracts	4.9(iii)
Hawaii LP	Preamble
Hazardous Substances	4.19(b)
Historical Financial Statements	4.6(a)
HSR Act	6.5(a)
Indemnified Buyer Party	9.1
Intellectual Property	4.17
Interim Financial Statements	6.1(b)
Interim Period	6.1(b)
Licensing Company	Preamble
LLC	5.1
OPCO	Preamble
Outside Date	10.1(e)
Parent	Preamble
Physical Inventory	3.4
Premises	6.9
ProCare	Preamble
Programs	4.31(b)
Purchase Price	2.3(a)
Rehired Employees	6.2(a)
Restrictive Period	11.10(a)
Rx Adjustment	2.3(d)
Rx Count	2.7(a)
Rx Arbitrator	2.7(b)
Selling Group Plans	6.2(c)
Straddle Tax Period	See definition of Non-Assumed Liabilities
Territory	11.10(a)

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ARTICLE II

ACQUISITION OF PURCHASED ASSETS AND

ASSUMPTION OF ASSUMED LIABILITIES BY BUYING GROUP

             Section 2.1 Purchase and Sale. At the Closing, upon the terms and conditions set forth in this Agreement, each Selling Group Member shall grant, sell, convey, assign, transfer and deliver to Buying Group, and Buying Group shall purchase, accept and receive from each Selling Group Member, all of Selling Group's right, title and interest in and to all of the Purchased Assets, free and clear of any and all Liens other than Permitted Liens, at the price and in the manner set forth herein, such transaction to be effective as of 12:01 a.m., Eastern Time, on the Closing Date.

             Section 2.2 Assumption of Obligations and Liabilities. On the Closing Date, Buying Group shall assume the following, and only the following, obligations and liabilities (the "Assumed Liabilities") of Selling Group:

             (a)       those current liabilities and obligations of the Selling Group arising in the ordinary course of business of the Business described on the Schedule of Assumed Liabilities attached hereto as Schedule 2.2(a) and properly recorded on the Closing Balance Sheet in accordance with GAAP, consistent with the practices utilized in the preparation of the May 31 Agreed Balance Sheet, expressly excluding, however, any such liabilities or obligations described in clauses (i) - (xiii) in the definition of Non-Assumed Liabilities (subject to such exceptions, the "Balance Sheet Assumed Liabilities");

             (b)       the liabilities and obligations of each Selling Group Member in respect of the Assumed Agreements, except that Buying Group shall not be required to assume or agree to pay, discharge or perform any such liabilities or obligations arising out of any breach by a Selling Group Member on or prior to the Closing Date of any provision of any Assumed Agreement, including but not limited to, liabilities or obligations arising out of a Selling Group Member's failure to perform in accordance with its terms on or prior to the Closing;

provided, however, that Buying Group's assumption of the liabilities and obligations of any Selling Group Member described in this Section 2.2 shall not be deemed to limit or affect the indemnification, if any, to which Buying Group may be otherwise entitled pursuant to Section 9.1 hereof.

             Section 2.3 Base Purchase Price; Adjustments; AR Collection Excess Payment.

             (a)       In reliance on the representations, warranties, covenants and agreements of Selling Group contained herein, and upon the terms and subject to the conditions hereinafter set forth, Buying Group shall pay to Selling Group an amount equal to One Hundred Twenty Four Million Dollars ($124,000,000) (the "Base Purchase Price"), subject to adjustments as provided in paragraphs (b), (c), and (d) below (as adjusted, the "Purchase Price").

             (b)       The Base Purchase Price shall be subject to adjustment upon final determination of the Closing Statements in accordance with Section 2.5 hereof, as follows (the "Closing Balance Sheet Adjustment"):

       (i)        the Base Purchase Price shall be increased by the amount by which the Acquired Net Asset Value as of the Closing Date is greater (i.e., a positive number or less negative number) than negative Eight Hundred and Fifteen Thousand Dollars (-$815,000); or

      (ii)      the Base Purchase Price shall be decreased by the amount by which the Acquired Net Asset Value as of the Closing Date is less (i.e., a more negative number) than negative Eight Hundred and Fifteen Thousand Dollars (-$815,000).

             (c)      The Base Purchase Price shall be subject to further adjustment upon final determination of the Closing Statements in accordance with Section 2.5 hereof, as follows (the "Accounts Receivable Adjustment"):
(i) The Base Purchase Price shall be decreased by the amount, if any, by which Thirty-Nine Million Dollars ($39 million) exceeds Net Accounts Receivable as of the Closing Date; or

(ii) The Base Purchase Price shall be increased by the amount, if any, by which Net Accounts Receivable as of the Closing Date exceeds Thirty-Nine Million Dollars ($39 million).

Buying Group or its Affiliates shall pay to Selling Group the AR Collection Excess Payment (as such term is defined in the Accounts Receivable Collection Agreement).

             (d)      The Base Purchase Price shall be subject to further adjustment upon final determination of the Rx Count in accordance with Section 2.7 hereof, as follows (the "Rx Adjustment"):

      (i)        The Base Purchase Price shall be increased if the Daily Rx Average for the sixty (60) day period ending on the fifth Business Day preceding the Closing Date is greater than 105% of the Daily Rx Average for April and May 2000 as follows:

      (x)        If the percentage increase in the Daily Rx Average for such sixty (60) day period exceeds 5% but is less than or equal to 10%, then the Base Purchase Price shall be increased by an amount which is equal to the product of (a) the amount by which the percentage increase exceeds 5%, times (b) the Base Purchase Price (prior to any adjustment under this Section 2.3);

      (y)        If the percentage increase in the Daily Rx Average for such sixty (60) day period exceeds 10%, the Base Purchase Price shall be increased by an amount which is equal to the sum of (A) the product of 5% times the Base Purchase Price (prior to any adjustment under this Section 2.3) plus (B) the product of (i) 1.5 times (ii) the amount by which the percentage increase over 10% exceeds 10% (up to a maximum increase of 1.5 x 10%), times (iii) the Base Purchase Price (prior to any adjustment under this Section 2.3).

      (ii)        The Base Purchase Price shall be decreased if the Daily Rx Average for the sixty (60) day period ending on the fifth Business Day preceding the Closing Date is less than 95% of the Daily Rx Average for April and May, 2000 as follows:

      (x)        If the percentage decrease in the Daily Rx Average for such sixty (60) day period is more than 5% but is less than or equal to 10%, the Base Purchase Price shall be decreased by an amount which is equal to the product of (a) the amount by which the percentage decrease exceeds 5%, times (b) the Base Purchase Price (prior to any adjustment under this Section 2.3);

      (y)        If the percentage decrease in the Daily Rx Average for the sixty (60) day period is more than 10%, the Base Purchase Price shall be decreased by an amount equal to the sum of (A) the product of 5% times the Base Purchase Price (prior to any adjustment under this Section 2.3) plus (B) the product of (i) 1.5 times (ii) the amount by which the percentage decrease over 10% exceeds 10% (up to a maximum decrease of 1.5 x 10%), times (iii) the Base Purchase Price (prior to any adjustment under this Section 2.3).

There shall be no Rx Adjustment to the Base Purchase Price to the extent that the Daily Rx Average for the sixty (60) day period ending on the fifth Business Day preceding the Closing Date is not less than 95%, and not greater than 105%, of the Daily Rx Average for April and May, 2000.

             Section 2.4 Payment of Purchase Price.

             (a)       On the Closing Date, Buying Group shall deliver to Selling Group by one (1) or more wire transfers of immediately available funds, to such account as Selling Group shall designate in writing, an aggregate amount equal to the Base Purchase Price as adjusted by the Rx Adjustment, if any, in accordance with Section 2.3(d).

             (b)       Upon final determination of the Closing Balance Sheet Adjustment and the Accounts Receivable Adjustment in accordance with Section 2.5 hereof, the Buying Group shall pay to Selling Group, or Selling Group shall pay to Buying Group, as the case may be, within five (5) Business Days after such determination, the net amount due based on adjustments to the Base Purchase Price as provided in Section 2.3(b) and (c) hereof by wire transfer of immediately available funds, together with interest at the "Prime Rate" in effect from time to time as published by the Wall Street Journal, computed from the Closing Date until paid in full.

             Section 2.5 Closing Statements.

             (a)      Not later than sixty (60) days after the Closing Date, Buying Group and Buying Group's Accountants shall cause to be prepared and delivered to Selling Group a proposed Closing Balance Sheet, accompanied by (i) notes which specifically identify (x) all Excluded Property and (y) the Purchased Assets and the Balance Sheet Assumed Liabilities reflected on the Closing Balance Sheet and (ii) a detailed schedule setting forth Buying Group's calculation of the Closing Balance Sheet Adjustment and, by utilizing the AR Valuation Principles (which shall include as credit balances only those credit balances set forth on the Statement of Credit Balances), the Accounts Receivable Adjustment (collectively, the " Closing Statements"). In preparing the Closing Statements and accompanying notes and schedules, Buying Group shall consult with Selling Group, and will permit Selling Group to review, upon its request, all workpapers, schedules and calculations related thereto .

             (b)      If Selling Group does not dispute within forty-five (45) days after receipt of Buying Group's Closing Statements any item included in the proposed Closing Balance Sheet and/or the calculation of the Closing Balance Sheet Adjustment or the Accounts Receivable Adjustment, the proposed Closing Statements delivered by Buying Group shall be deemed to be the final "Closing Statements" and appropriate payment shall be made by Buying Group or Selling Group, as the case may be, pursuant to Section 2.4(b) hereof. In the event Selling Group has a dispute with regard to the appropriateness of any item included in Buying Group's Closing Statements and/or the calculation of the Closing Balance Sheet Adjustment or the Accounts Receivable Adjustment, payment to the extent of amounts not in dispute shall be made promptly (but in no event later than the fifth Business Day following the expiration of said forty-five (45) day period) by Buying Group or Selling Group, as t he case may be, pursuant to Section 2.4(b) hereof, with any dispute to be resolved in the following manner:

                          (i)       Selling Group shall notify Buying Group in writing within forty-five (45) days after Selling Group's receipt of Buying Group's proposed Closing Statements which notice shall specify in reasonable detail the nature of the dispute;

                          (ii)       during the thirty (30) day period following Buying Group's receipt of such notice, Buying Group and Selling Group and their respective representatives shall attempt in good faith to resolve such dispute and to determine the appropriateness of the disputed items included in Buying Group's proposed Closing Statements and/or the proposed Closing Balance Sheet Adjustment or the Accounts Receivable Adjustment. During such thirty (30) day period, Buying Group and Selling Group and their respective representatives shall each have access to the working papers and accompanying notes and schedules prepared in connection with the proposed Closing Statements;

                          (iii)       if during such thirty (30) day period specified in subsection (ii) above, Buying Group and Selling Group reach a written agreement with respect to such dispute or Selling Group has withdrawn is objection, such proposed Closing Statements shall be deemed to be the final Closing Statements. If at the end of the thirty (30) day period specified in subsection (ii) above, Buying Group and Selling Group shall have failed to reach a written agreement with respect to such dispute or Selling Group has not withdrawn its objection, the matter shall be referred to a mutually agreeable nationally recognized accounting firm (the "Arbitrator"), which shall act as an arbitrator and shall issue its report resolving all disputes as to the appropriateness of Buying Group's proposed Closing Statements or the proposed Closing Balance Sheet Adjustment or proposed Accounts Receivable Adjustment within sixty (60) days after such dispute is referred to it. Each party may also fu rnish to the Arbitrator such other information and documents as it deems relevant with appropriate copies or notification being given to the other parties. The Arbitrator shall utilize the AR Valuation Principles (which shall include as credit balances only those credit balances set forth on the Statement of Credit Balances) for the Accounts Receivable Adjustment. The Arbitrator may conduct a conference concerning any disagreement between Buying Group and Selling Group, at which conference each party shall have the right to present additional documents, materials and other evidence and to have present its or their advisors, counsel or accountants. The proposed Closing Statements, as modified by any agreements reached by the parties hereto and adjustments determined to be appropriate by the Arbitrator, shall be deemed to be the final "Closing Statements," and the Arbitrator's calculation of the "Closing Balance Sheet Adjustment " or "Accounts Receivable Adjustment" shall be fi nal and binding. Each of the parties hereto shall bear all costs and expenses incurred by it in connection with such arbitration, except that the fees and expenses of the Arbitrator hereunder shall be shared equally by the parties. This provision for arbitration shall be specifically enforceable by the parties and the decision of the Arbitrator in accordance with the provisions hereof shall be final and binding and there shall be no right of appeal therefrom;

                          (iv)       Nothing herein will be construed to authorize or permit the Arbitrator to determine any question or matter whatsoever under or in connection with this Agreement except the determination of what adjustments, if any, must be made in one or more of the disputed items reflected on the proposed Closing Statements delivered by Buying Group in order for the final Closing Statements to be determined in accordance with the provisions of this Agreement.

            Section 2.6 Sales and Transfer Taxes. All sales, use and transfer taxes including those relating to bulk sales, if any, arising from the transfer of the Purchased Assets shall be borne solely and timely paid by the Selling Group, including, without limitation, any Taxes due with the filing of New York State Department of Taxation and Finance Form TP-584, Combined Real Estate Transfer Tax Return and Credit Line Mortgage Certificate, and City of New York Department of Finance Form NYC-RPT, Real Property Transfer Tax Return.

            Section 2.7 Rx Count.

             (a)      At the close of business on the fourth Business Day preceding the Closing Date, Buying Group and Selling Group shall calculate the Daily Rx Average for the sixty (60) day period ended on the fifth Business Day preceding the Closing Date (the "Rx Count"), using the same methodology as was utilized to calculate the Daily Rx Average for April and May 2000.

             (b)      If Selling Group and Buying Group agree on the Rx Count prior to the Closing Date, at the Closing, appropriate payment, if any, shall be made by Buying Group or Selling Group, as the case may be, pursuant to Section 2.4(a) hereof. In the event Selling Group and Buying Group have a dispute with regard to the Rx Count, Selling Group and Buying Group agree to submit to immediate arbitration and to use their best efforts to resolve the Rx Count prior to the scheduled Closing Date. A mutually agreeable firm will arbitrate the dispute (the "Rx Arbitrator"), and shall issue its report resolving the dispute, and determine the Rx Count. The scheduled Closing Date will be postponed until the day on which the Rx Arbitrator issues its report setting forth the Rx Count. Each of the parties hereto shall bear all costs and expenses incurred by it in connection with such arbitration, except that the fees and expenses of the Rx Arbitrator hereunder shall be shared equally by the parties. This provision for arbitration shall be specifically enforceable by the parties and the decision of the Rx Arbitrator in accordance with the provisions hereof shall be final and binding and there shall be no right of appeal therefrom.

             Section 2.8 Accounts Receivable Collection Agreement. At the Closing, Buying Group will enter into the Accounts Receivable Collection Agreement with Parent and/or Affiliate of Parent.

             Section 2.9 Prorations. All payments required to be made by a Selling Group Member under the Assumed Leases, including without limitation all rents, assessments, personal property taxes, real estate taxes, utility charges and heating fuels, shall be apportioned to the best of the parties' abilities between Buying Group and Selling Group as of the Closing and appropriate payments or credits shall be reflected on the Closing Statements. When the actual amounts become known, such prorations shall be recalculated by Buying Group and Selling Group, and Buying Group or Selling Group shall make any additional payments or refunds, as the case may be, not later than sixty (60) days after the Closing Date. Any disputes with respect to such payments or refunds shall be determined by the Arbitrator in accordance with the dispute provisions set forth in Section 2.5 hereof.

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ARTICLE III

CLOSING; TERMINATION

             Section 3.1 Closing. The Closing shall take place at the offices of Edwards & Angell, LLP, 2800 BankBoston Plaza, Providence, Rhode Island, 02903, at 10:00 a.m., Eastern Time, on a date mutually acceptable to Parent and ProCare, which date (the "Closing Date") is not more than ten (10) Business Days after the date that the final conditions precedent to each of the parties' obligations to consummate the transactions contemplated by this Agreement as set forth in Articles VII and VIII hereof, to the extent such conditions precedent are capable of being satisfied prior to the Closing Date, have been satisfied or waived in writing by the party entitled to grant such waiver, or such other date as mutually agreed upon by the parties .

             Section 3.2 Deliveries by Selling Group Members and Parent at Closing.

             (a)      To effect the transfer referred to in Section 2.1 hereof, Selling Group or Parent, as the case may be, shall, on the Closing Date, deliver to Buying Group:

                  (i)       a bill of sale and general assignment in substantially the form attached hereto as Exhibit 3.2(a)(i) (a "Bill of Sale");

                  (ii)       assignments of leases in substantially the form attached hereto as Exhibit 3.2(a)(ii) transferring all of Selling Group's interest in the Assumed Leases listed on Schedule 4.9;

                  (iii)       assignments of all of the Intellectual Property included in the Purchased Assets in the forms attached hereto as Exhibit 3.2(a)(iii);

                  (iv)       all of Selling Group's books, records and files included in the Purchased Assets;

                  (v)       the original Assumed Agreements (or copies to the extent originals are not in Selling Group's possession);

                  (vi)       original certificates representing the ARC Securities, duly endorsed or accompanied by appropriate stock powers or other instruments of assignment with all necessary transfer stamps affixed or accompanied by funds sufficient for the purchase of such tax stamps;

                  (vii)       original title certificates to vehicles, duly endorsed, which are included in the Purchased Assets;

                  (viii)       such lien releases and UCC-termination statements or payoff letters providing for the delivery of such documents as may be necessary to permit the conveyance of the Purchased Assets free and clear of all Liens (other than Permitted Liens) as contemplated hereunder;

                  (ix)       a certificate of the chief financial officer of Selling Group listing by specific patient or payor the credit balances of each such patient or payor to be reflected on the Closing Balance Sheet and in the Net Accounts Receivable as of the Closing Date;

                  (x)       such agreements, certificates, and other documents and instruments referred to in Article VII hereof; and

                  (xi)       all such other instruments and agreements (including the Related Agreements to which any Selling Group Member is a party) as reasonably shall be requested by Buying Group to vest in Buying Group title in and to the Purchased Assets in accordance with the provisions hereof.

            All instruments to be delivered to Buying Group pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Buying Group, sufficient to vest all right, title and interest of Selling Group in the Purchased Assets in Buying Group and, where appropriate, sufficient to be recorded or filed, but shall not function to increase or decrease the assets being transferred to Buying Group hereunder or the liabilities and obligations to be assumed by Buying Group hereunder.

             (b)       Simultaneously with the delivery of items referenced in paragraph (a) above, Selling Group shall take all steps as may be required to put Buying Group in actual possession and operating control of the Purchased Assets, free of all tenants and occupants other than as contemplated by this Agreement or the Related Agreements.

             (c)      Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an assignment of any right, title or interest in, to or under any Assumed Agreements or permits or any claim or right of any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of a third party, would constitute a breach thereof or in any way adversely affect the rights of the Buying Group or Selling Group thereunder, unless any such required consent or waiver has been obtained and is in full force and effect. Parent shall use its reasonable commercial efforts to obtain (provided neither Parent nor any Selling Group Member shall be obligated to make any payments or incur any liabilities in connection therewith), and ProCare agrees to cooperate with Parent in its efforts to obtain (including, without limitation, the submission of reasonable financial and other information concerning ProCare and the Bu ying Group and the execution and delivery of any assumption agreements or similar documents reasonably requested by a third party, provided that such assumption agreement or similar document does not enlarge or expand the liabilities and obligations to be paid, observed or performed in respect of such Assumed Agreement or permit), the consent of or waiver by any such third party (other than from third parties to agreements relating to indebtedness for borrowed money) to the assignment or transfer thereof to the Buying Group in all cases in which such consent or waiver is required for assignment or transfer. To the extent that the consents and waivers referred to herein are not obtained by Parent, or until the impracticalities of transfer thereof are resolved to ProCare's reasonable satisfaction, Parent shall use reasonable commercial efforts (x) to provide to the Buying Group the benefits of any Assumed Agreement or permit intended to be included in the Purchased Assets, (y) to cooperate in any arrangement, reasonable and lawful as to Parent and ProCare, designed to provide such benefits to Buying Group and (z) at ProCare's request, to enforce for the account and at the expense of ProCare any rights of the Selling Group arising from the Assumed Agreements and permits intended to be included among the Purchased Assets, including the right to elect to terminate or not renew in accordance with the terms thereof on the advice of ProCare, which termination shall, upon becoming effective, relieve Parent of any further obligation under this Section with respect to such Assumed Agreement or permit, and (ii) after the Closing, ProCare shall use reasonable commercial efforts to perform the obligations of the Selling Group arising under such Assumed Agreements and permits, to the extent ProCare receives the benefit thereof pursuant to this Section 3.2(c). Parent and ProCare shall cooperate with each other to take such actions, including entering into services agreements or similar arrangements, as are reasonably calcula ted to effectuate the intent of the preceding sentence. The Purchase Price shall not be reduced or increased by reason of the non-assignability or subcontracting of any of the Assumed Agreements. Nothing contained herein shall be deemed to waive or excuse any obligation on the part of a Selling Group Member or any condition for the benefit of Buying Group to obtain any necessary consents to the transfer or assignment of any of the Assumed Agreements or other Purchased Assets required to be transferred or assigned hereunder.

             (d)      Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement by Selling Group to transfer to Buying Group any of the Excluded Property.

             Section 3.3 Deliveries by Buying Group at Closing.

             (a)      To effect the purchase and assumption referred to in Sections 2.1 and 2.2 hereof, on the Closing Date, Buying Group shall deliver to Selling Group:
(i) the Base Purchase Price in accordance with Section 2.4(a);

(ii) an agreement of assumption in substantially the form attached hereto as Exhibit 3.3 (an "Assumption Agreement") evidencing Buying Group's assumption of the Assumed Liabilities; and

(iii) such agreements, certificates and other documents and instruments referred to in Article VIII hereof

             All instruments to be delivered to Selling Group pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to each Selling Group Member, but shall not function to increase or decrease the assets being transferred to Buying Group hereunder or the liabilities and obligations to be assumed by Buying Group hereunder.

             Section 3.4 Inventory. A physical inventory count (the "Physical Inventory") of the Business shall be taken (at Buying Group's expense) by a mutually agreed firm on the day preceding the Closing Date, at which inventory count Buying Group's Accountants and Selling Group's Accountants shall be entitled to observe. The value of the inventory at the Physical Inventory shall be determined in accordance with the methods and cost factors listed on Schedule 3.4 hereto.

             Section 3.5 Change of Name. On the Closing Date, each Selling Group Member shall deliver to Buying Group all such executed documents as may be required to change each Selling Group Member's name on that date to another name reasonably acceptable to Buying Group which bears no similarity to "Stadtlanders" or any confusingly similar name, including but not limited to a name change amendment to be filed with the appropriate secretary of state in the applicable jurisdictions. Each Selling Group Member hereby appoints Buying Group as its attorney-in-fact to file all such documents at or after the Closing. Buying Group hereby grants to each Selling Group Member a royalty-free, fully-paid, non-exclusive license to use the tradename "Stadtlanders" for the six-month period immediately following the Closing, solely in connection with the Corrections Division Business. In addition, each Selling Group Member agrees that upon expiration of the six-month period immediately following the Closing, it will cease forever any and all use of the name "StadtRelease" and any confusingly similar name, for any purpose.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES

BY EACH SELLING GROUP MEMBER AND PARENT

             In order to induce Buying Group to enter into this Agreement and purchase the Purchased Assets, each Selling Group Member and Parent hereby jointly and severally represent and warrant to each Buying Group Member as set forth in this Article IV.

            Section 4.1 Existence and Qualification.

             (a)      Parent (i) is a corporation, duly incorporated, validly existing and in good standing under the laws of its state of formation, and (ii) has all corporate power and authority and all governmental licenses, permits, authorizations, consents and approvals to own and lease its properties and assets and to carry on its business as presently conducted.

             (b)      Each Selling Group Member: (i) is a limited liability company or limited partnership, duly organized, validly existing and in good standing under the laws of its state of formation, (ii) has all limited liability company or partnership power and authority and all governmental licenses, permits, authorizations, consents and approvals to own and lease its properties and assets and to carry on the Business as presently conducted, and (iii) is qualified as a foreign entity to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or where the ownership or leasing of its properties or assets requires such qualification, except for such jurisdictions where the failure to be so qualified or to have such licenses, permits, authorizations, consents or approvals would not have a Material Adverse Effect. The jurisdictions in which each Selling Group Member is qualified to do business are set forth on Schedule 4.1 hereto .

             Section 4.2 Ownership of Selling Group Members; Interests in Other Entities.

             (a)      BBC Operating Sub, Inc. and Bergen Brunswig Drug Company are the sole members of OPCO; BBC Licensing Sub, Inc. is the sole member of Licensing Company; OPCO and Bergen Brunswig Drug Company are the sole partners of each other Selling Group Member, and no other Person owns any equity interest (or any interest convertible or exchangeable into such an equity interest) in OPCO, Licensing Company or any other Selling Group Member.

             (b)      The following information for each Selling Group Member is set forth in Schedule 4.2(b) hereto, as applicable: (i) its name and jurisdiction of incorporation or formation; and (ii) the number of issued and outstanding shares of capital stock or share capital or other equity interest, the record owner(s) thereof and the number of issued and outstanding shares of capital stock or share capital or other equity interest beneficially owned, directly or indirectly, by Parent, Parent's subsidiaries or a Selling Group Member.

             (c)      Except as set forth in Schedule 4.2(c) hereto, no Selling Group Member owns, directly or indirectly, beneficially or of record, any stock, partnership interest, option, warrant or other equity interest in any Person.

             (d)      Except as set forth on Schedule 4.2(d) hereto, no Selling Group Member is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

            Section 4.3. Authorization; Enforceability.

             (a)      Parent has full corporate power and authority to enter into this Agreement and the Related Agreements to be executed by it, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder (other than approvals required by the HSR Act). The execution, delivery and performance of this Agreement and the Related Agreements to be executed by Parent and the consummation by Parent and each Selling Group Member of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent. This Agreement and the Related Agreements have been or will be duly executed and delivered by Parent and constitutes or will constitute the valid and binding obligation of Parent, enforceable against Parent in accordance with their respective terms.

             (b)      Each Selling Group Member has full limited liability company or partnership power and authority to enter into this Agreement and the Related Agreements to be executed by it, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Agreements to be executed by each Selling Group Member and the consummation by each Selling Group Member of the transactions contemplated hereby and thereby have been duly authorized by all requisite member, manager and partner action on the part of each Selling Group Member. This Agreement and the Related Agreements have been or will be duly executed and delivered by each Selling Group Member and constitute or will constitute valid and binding obligations of each Selling Group Member, enforceable against each Selling Group Member in accordance with their respective terms.

             Section 4.4 No Breach or Violation.

             (a)      Except as set forth on Schedule 4.4(a) hereto, Parent's execution and delivery of this Agreement and the Related Agreements, its compliance with and fulfillment of the terms of this Agreement and such Related Agreements, and the consummation of the other transactions contemplated hereby and by any of the Related Agreements, do not and will not, with notice or passage of time or both, after giving effect to consents described on Schedule 7.8 attached hereto which shall be obtained prior to the Closing: (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon any of Parent's assets pursuant to, (iv) give any Person the right to accelerate any obligation under, or (v) result in a violation of, (a) any Law applicable to Parent, (b) Parent's certificate of incorporation or by-laws, (c) any material franchise, permit, license, authorization, concession, order , judgment, writ, injunction or decree to which Parent is subject, or by which any of its assets, properties or rights are bound, or (d) any material lease, mortgage, indenture, deed of trust, trust agreement, note agreement or other agreement, contract, understanding or instrument to which Parent is subject, or by which any of its assets, properties or rights are bound.

             (b)      Except as set forth on Schedule 4.4(b) hereto, each Selling Group Member's execution and delivery of this Agreement and the Related Agreements, its compliance with and fulfillment of the terms of this Agreement and such Related Agreements, the sale and delivery of the Purchased Assets to the Buying Group and the assumption of the Assumed Liabilities by the Buying Group, and the consummation of the other transactions contemplated hereby and by any of the Related Agreements, do not and will not, with notice or passage of time or both, after giving effect to consents described on Schedule 7.8 attached hereto which shall be obtained prior to the Closing: (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon the Purchased Assets pursuant to, (iv) give any Person the right to accelerate any obligation under, or (v) result in a violation of, (a) any Law app licable to such Selling Group Member, (b) certificate of formation, operating agreement or partnership agreement, (c) any material franchise, permit, license, authorization, concession, order, judgment, writ, injunction or decree to which a Selling Group Member is subject, or by which any of their respective assets, properties or rights are bound, or (d) any material lease, mortgage, indenture, deed of trust, trust agreement, note agreement or other agreement, contract, understanding or instrument to which a Selling Group Member is subject, or by which any of their respective assets, properties or rights are bound.

             Section 4.5 Consents and Approvals. Except as set forth on Schedule 4.5 hereto, no material consent, approval, exemption, audit, waiver, order or authorization of, or registration, qualification, designation, declaration, notice or filing with, any governmental or regulatory authority (foreign or domestic), or any other Person, is required in connection with the execution, delivery and performance of this Agreement and the Related Agreements or the sale or delivery of the Purchased Assets or the assumption of the Assumed Liabilities, or the other transactions contemplated by this Agreement and any of the Related Agreements. There are no existing agreements, options, commitments or rights with, of or to any Person to acquire any Selling Group Member's assets, properties or rights included in the Purchased Assets or any interest therein, except for those Contracts for the sale of inventory entered into by a Selling Group Member in the ordinary course of business.

Section 4.6 Financial Statements; Rx Audit Information.

             (a)      Attached hereto as Schedule 4.6(a) are true and complete copies of (i) the unaudited consolidated balance sheet of the Business (and the Corrections Division Business) at September 30, 1999, and the related statements of operation and cash flows for the fiscal year then ended, prepared by Selling Group and (ii) the unaudited consolidated balance sheet of the Business (and the Corrections Division Business) at March 31, 2000, and the related statements of operation and cash flows of the Business (and the Corrections Division Business) for the six-month period then ended, prepared by Selling Group and (iii) the unaudited consolidated balance sheet of the Business (and the Corrections Division Business) at May 31, 2000 ((i), (ii), and (iii), collectively, "Historical Financial Statements").

             (b)      Except as set forth in detail on Schedule 4.6(b) hereto, Selling Group's Historical Financial Statements: (i) are complete and correct in all material respects, (ii) have been prepared in accordance with GAAP and consistent with past practices, and (iii) present fairly in all material respects the financial position of the Business at the dates indicated and the results of operations and cash flows of the Business for the periods indicated therein, subject to year-end audit adjustments which are solely of a normal, recurring and immaterial nature.

             (c)      Each Selling Group Member has made and kept books, records and accounts in reasonable detail, which accurately and fairly reflect in all material respects its activities and transactions and the purchase and disposition of any of its assets. Selling Group has not engaged in any material transaction with respect to the Business which is not reflected in such books, records and accounts.

             (d)      No unrecorded funds or assets of Selling Group have been established for any purpose; no accumulation or use of funds of Selling Group has been made without being properly accounted for in the respective books and records of Selling Group; all payments by or on behalf of Selling Group have been duly and properly recorded and accounted for in Selling Group's books and records; no false or artificial entry has been made in the books and records of Selling Group for any reason; no payment has been made by or on behalf of Selling Group with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment; and Selling Group has not made, directly or indirectly, any illegal contributions to any political party or candidate, either domestic or foreign, or any contribution, gift, bribe, rebate, payoff, influence payment or kickback, whether in cash, property or services, to any individual, corporati on, partnership or other entity, to secure business or to pay for business secured.

             (e)      All books, records, and other information provided by each Selling Group Member in connection with the calculation of the Daily Rx Average for April and May 2000 are accurate and complete and, with respect to the calculation of the Daily Rx Average for the sixty (60) day period ending on the day preceding the Closing Date, will be accurate and complete when provided.

             Section 4.7 Inventory. All inventory of Selling Group used or useful in the conduct of the Business reflected on Selling Group's Historical Financial Statements or acquired since May 31, 2000 was acquired and has been maintained by each Selling Group Member in the ordinary course of business; is of good and merchantable quality; consists substantially of a quality, quantity and condition usable, or saleable within six (6) months in the ordinary course of business; is valued at the lower of cost or market on a weighted average basis and otherwise in accordance with GAAP and consistent with past practices; and is not subject to any material write-down or write-off for which appropriate reserves have not been included in the Historical Financial Statements and for which appropriate reserves will not be included in the Closing Balance Sheet. Except as described on Schedule 4.7 hereto, no Selling Group Member is under any liability or obligation with respect to the return of inventory of a Se lling Group Member in the possession of its customers. Except as listed and described on Schedule 4.7 hereto, no Selling Group Member has any obsolete or slow-moving inventory (i.e., inventory which, based upon the historical sales rate of such items by Selling Group could not reasonably be expected to be sold within six (6) months) or inventory which is not fit for the purpose for which it is intended to be used. Since May 31, 2000, no inventory item of any Selling Group Member has been sold or disposed of except in the ordinary course of business.

             Section 4.8 Accounts Receivable and Bad Debts. The accounts receivable of Selling Group arising from the conduct of the Business as reflected on Selling Group's Historical Financial Statements or arising since May 31, 2000, are valid and genuine; have arisen solely out of bona fide sales of goods delivered to and accepted by the customers of Selling Group, or the performance of services or other business transactions of Selling Group in the ordinary course of business; and except as reflected in the reserves therefor, are not subject to valid defenses, set-offs or counterclaims. The allowance for collection losses on the Historical Financial Statements has been, and on the Closing Balance Sheet will be, determined in accordance with GAAP and consistent with past practices. The accounts receivable of the Selling Group pertaining to the Business reflected on the May 31, 2000 Agreed Balance Sheet and to be reflected on the Closing Balance Sheet are reasonably expected to be collected at the full recorded amount thereof, less the recorded allowance for collection losses thereon. Set forth on Schedule 4.8 hereto is a true, complete and accurate list as of May 31, 2000 of: (i) the current accounts receivable of each Selling Group Member, those which have not been paid within 30 days of the date of billing and those which have not been paid within 60 days and 90 days of the date of billing and (ii) with respect to obligations owed to each Selling Group Member which have been classified as bad debts, the name of each debtor and the total amount due from each such debtor. Such Schedule 4.8 shall be updated at the Closing.

             Section 4.9 Material Contracts and Obligations. Attached hereto as Schedule 4.9 is a true, complete and accurate, categorized by subject matter, together with an indication by an asterisk (*) if the same shall constitute an Assumed Agreement, of all of the following contracts, agreements, plans, leases and commitments, whether written or oral, entered into by a Selling Group Member or by which a Selling Group Member is bound ("Contracts"):

                  (i)      all purchase orders and Contracts for the purchase of goods or supplies which are for a term of more than three (3) months, or which involve or are reasonably expected to involve aggregate payments by a Selling Group Member of more than $50,000 during any fiscal year of such Selling Group Member, or which were entered into other than in the ordinary course of business;

                  (ii)       all sales agreements and other sales orders (including sales by any Selling Group Member to any governmental authority) and Contracts for the sale of goods or provision of services which are for a term of more than three (3) months, or which involve or are reasonably expected to involve aggregate payments to a Selling Group Member of more than $50,000 during any fiscal year of such Selling Group Member, or which were entered into other than in the ordinary course of business;

                  (iii)       all Contracts with any officer, director, consultant or employee of the Business (the "Existing Employment Contracts") or any management contract;

                  (iv)       all Contracts or arrangements providing for the grant of equity interests, equity appreciation rights, bonuses, pensions, severance payments, deferred or incentive compensation, retirement payments, profit-sharing, insurance or other benefit plan or program for any employees;

                  (v)       all Contracts for construction or for the purchase of real estate, improvements, equipment, and other items which under GAAP constitute capital expenditures or which involve or are reasonably expected to involve expenditures in the aggregate in excess of $50,000 during any fiscal year;

                  (vi)       all Contracts relating to the rental or use of equipment, vehicles, other personal property or fixtures, or relating to the provision of services, which involve or are reasonably expected to involve payment of rentals or sums in the aggregate in excess of $50,000 during any fiscal year;

                  (vii)      all Contracts relating in any way to direct or indirect indebtedness for borrowed money or evidenced by a bond, debenture, note or other evidence of indebtedness (whether secured or unsecured) of or to a Selling Group Member, including but not limited to, indebtedness by way of lease or installment purchase arrangement, guarantee, reimbursement obligations pertaining to letters of credit, repurchase agreements, purchase price discount obligations, other intercompany account agreements, or other undertakings on which others rely in extending credit, or otherwise, and all mortgages, pledges, conditional sales contracts, chattel and purchase money mortgages and other security arrangements with respect to any real estate, improvements, equipment, other personal property or fixtures in excess of $50,000;

                  (viii)     all Contracts substantially limiting the freedom of a Selling Group Member to engage in or to compete in any line of business of a Selling Group Member, or with any Person or in any geographical area in connection therewith, or to use or disclose any information relating to a Selling Group Member in its possession;

                  (ix)       all license agreements, either as licensor or licensee, franchise agreements, either as franchisor or franchisee, and agreements pertaining to any website for the Business, including all linking and hosting agreements;

                  (x)       all joint venture Contracts, whether or not involving a sharing of profits;

                  (xi)      all Contracts between a Selling Group Member and any member, partner or any Affiliate of a Selling Group Member or Parent;

                  (xii)     all Contracts with HMO organizations, insurance companies, third party administrators or payors, pharmacy providers, state and local governments, pharmaceutical manufacturers, and clinics and foundations with respect to the Business;

                  (xiii)     all Contracts involving purchase price discounts in excess of $50,000 in any fiscal year of a Selling Group Member offered by a Selling Group Member based on purchase volume;

                  (xiv)     all Contracts which are presently expected to result in any loss upon completion or performance thereof;

                  (xv)      all Contracts involving research and development efforts on behalf of a Selling Group Member;

                  (xvi)     all Contracts for any charitable or political contribution in excess of $5,000;

                  (xvii)    all Contracts not made in the ordinary course of business; and

                  (xviii)  all other Contracts, except those which are (i) cancelable on 30 days or less notice without any penalty or other financial obligation or (ii) if not so cancelable, involve or are reasonably expected to involve aggregate payments by or to a Selling Group Member of $50,000 or less during any fiscal year of a Selling Group Member.

            Except as set forth on Schedule 4.9, all Contracts required to be disclosed to Buying Group pursuant to this Section 4.9 are valid, binding and in full force and effect and neither Selling Group Member, nor, to Selling Group's Knowledge, any other party thereto, is in breach or violation of, or default under, nor, to Selling Group's Knowledge, is there any valid basis for such a claim of breach or violation of, or default under, the terms of any such Contract, and no event has occurred which constitutes or, with the lapse of time or the giving of notice or both, would constitute, such a breach, violation or default by a Selling Group Member thereunder. Each Selling Group Member has enforced, or attempted to enforce, all material rights in favor of Selling Group with respect to the Contracts described in Schedule 4.9.

            Section 4.10 Obligations with Material Adverse Effect. To Selling Group's Knowledge, there is no term or provision of any Contract required to be disclosed to Buying Group pursuant to Section 4.9, nor any franchise, permit, license, concession or other authorization to conduct the Business to which a Selling Group Member is a party or by which it or any of their respective properties or assets are bound, nor any provision of any Law, or any judgment, writ, injunction, decree or order applicable to or binding upon a Selling Group Member, which is reasonably expected to have a Material Adverse Effect.

            Section 4.11 Employees. Each Selling Group Member has complied in all material respects with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, age, pregnancy, disability, sex, race, national origin and other forms of unlawful discrimination and the payment and withholding of social security and other Taxes due in respect thereof. Set forth in Schedule 4.11 hereto is a list of the names and titles of and current annual base salary or hourly rates for all employees of each Selling Group Member, together with a statement of the full amount and nature of any bonuses and other compensation paid or payable to or accrued for each such employee during the two preceding fiscal years of each Selling Group Member and the vacation to which each such employee is entitled.

            Section 4.12 Absence of Certain Developments. Except as set forth on Schedule 4.12 hereto, since May 31, 2000, no Selling Group Member has:

             (a)      incurred any liabilities, other than liabilities incurred in the ordinary course of business, or discharged or satisfied any lien or encumbrance or paid any liabilities, other than in the ordinary course of business, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or would reasonably be expected to cause any material damage or risk of material loss to the Business or any of its assets or properties;

             (b)       sold, assigned or transferred any assets or properties which would have been included in the Purchased Assets if the Closing had been held on May 31, 2000 or on any date since then, except for the sale of inventory in the ordinary course of business and for the disposition of assets in the ordinary course of business which are worn-out, in need of substantial repair, or are obsolete and which do not have a market value in excess of $50,000 in the aggregate for all such assets;

             (c)       created, incurred, assumed or guaranteed any indebtedness for borrowed money, or mortgaged, pledged or subjected any of its assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever in an aggregate amount exceeding $50,000 or other than in the ordinary course of business;

             (d)       made or suffered any material amendment or termination of any Contract to which it is a party or by which it is bound, or canceled, modified or waived any material debts or claims held by it or waived any rights of material value, whether or not in the ordinary course of business;

             (e)       suffered any damage, destruction or loss, whether or not covered by insurance, of any item or items carried on its books of account individually or in the aggregate at more than $50,000 or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utilities or other services required to conduct the operations of the Business;

             (f)      suffered any Material Adverse Effect;

             (g)       received notice or obtained knowledge of any actual or threatened labor trouble, strike, union organizing efforts, or other occurrence, event or condition of any similar character;

             (h)      made any acquisition of substantial assets or any commitments or agreements for capital expenditures or capital additions or betterments exceeding $50,000 individually or in the aggregate, except such as may be involved in ordinary repair, maintenance or replacement of assets in the ordinary course of business;

             (i)       other than in the ordinary course of business consistent with past practices, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of their respective employees or made any increase in, or any addition to, other benefits to which any of their respective employees may be entitled;

             (j)      changed any of its accounting principles or the methods of applying any such principles or any practice involving customer credit terms or collection or payment of accounts;

             (k)      entered into or amended any Contract with any of their respective Affiliates;

             (l)      made any distributions to the Parent; or

             (m)    entered into any transaction other than in the ordinary course of business.

            Section 4.13 Undisclosed Liabilities. To Selling Group's Knowledge, no Selling Group Member has any liabilities or obligations, whether accrued, absolute, contingent or otherwise, due or to become due, or whether direct or indirect, arising out of any action or inaction, or with respect to or based upon transactions or events occurring, or any state of facts or condition existing, in connection with such Selling Group Member's conduct of the Business, and, to each Selling Group's Knowledge, there is no basis for any claim against any Selling Group Member for any such liability or obligation, except: (i) to the extent specifically described in this Agreement or disclosed in the Schedules hereto, (ii) to the extent fully reflected or reserved against on the Historical Financial Statements, (iii) liabilities and obligations arising or incurred in the ordinary course of business under any Contract disclosed on Schedule 4.9 or not required to be disclosed because of the term or amount involved, and (iv) liabilities or obligations arising or incurred in the ordinary course of business since May 31, 2000 and which will have been paid or discharged as of the Closing Date or which will be appropriately reflected or reserved against on the Closing Balance Sheet if and to the extent required by GAAP.

            Section 4.14 Tax Matters. (a) All income and franchise tax returns with respect to the Purchased Assets that are required to be filed on or prior to Closing Date have been duly filed on a timely basis and all taxes thereon have been timely paid; (b) all income and franchise tax returns with respect to the Purchased Assets for periods ending on or before the Closing Date but that are not required to be filed until after the Closing Date will be timely filed and all income and franchise taxes reflected thereon will be timely paid; (c) none of the Purchased Assets is subject to any Lien (other than a Permitted Lien) for payment of any unpaid Taxes or levy proceedings; (d) all income and franchise taxes which any Selling Group Member is (or was) required by Law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper taxing authorities to the extent due and payable; (e) no Selling Group Member is a party to any agreement that would require it to make any payment that would constitute an "excess parachute payment" for purposes of Sections 280G and 4999 of the Code; (f) no Selling Group Member is a "foreign person" as such term is defined in the Code; (g) no Selling Group Member has any express or implied obligation (including, but not limited to, an indemnification obligation) with respect to the payment of Taxes for any party other than a Selling Group Member; and (h) no Selling Group Member has received any notice of any additional assessments with respect to the Taxes of that Selling Group Member since the date of any Tax Return of that Selling Group Member nor has any Selling Group Member received any notice of any audit or review of any Tax Return that includes that Selling Group Member.

            Section 4.15 Real Property Owned and Leased. No Selling Group Member owns any real property and the real property leased by each Selling Group Member related to the Business has never been owned by a Selling Group Member. Set forth on Schedule 4.15 are true and accurate listings of all real property leases to which a Selling Group Member is a party setting forth: (i) the name of the Selling Group Member that is the lessee; (ii) the name of the lessor, (iii) a description of the property leased, and (iv) whether such premises are currently being used for the operation of the Business. Except as set forth on Schedule 4.15: (i) all of the leases set forth on such Schedule are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, (ii) all accrued and currently payable rents and other payments required by such leases have been paid, (iii) each Selling Group Memb er and, to each Selling Group's Knowledge, each other party thereto has complied with all respective covenants and provisions of such leases in all material respects, (iv) neither Selling Group Member nor, to Selling Group's Knowledge, any other party is in default in any material respect under any such leases, (v) no party has asserted any defense, set off, or counter claim thereunder, (vi) no waiver, indulgence or postponement of any obligations thereunder has been granted by any party, and (vii) the validity or enforceability of any such lease will be in no way affected by the sale of the Purchased Assets to Buying Group, provided all required consents have been obtained from the other parties to such lease.

            Section 4.16 Title to Purchased Assets; Condition of Assets; Necessary Property.

             (a)      Set forth on Schedule 4.16(a) are true, correct, and complete listings of all Liens on the Purchased Assets. Each Selling Group Member has, and will convey to Buying Group at Closing, good title to the Purchased Assets, free and clear of all Liens other than Permitted Liens. The tangible property included among the Purchased Assets is in good working order and repair, reasonable wear and tear excepted, have been maintained and repaired on a regular basis so as to preserve their utility and value, are usable in the ordinary course of business, and conform in all material respects to all applicable Laws relating to their construction, use and operation.

             (b)      Schedule 4.16(b) sets forth a list of all assets which are owned by or licensed to a Selling Group Member, Parent, or their respective Affiliates and which are used in the Business and in any other business of Parent or an Affiliate of Parent (including the Corrections Division Business). None of the joint use assets set forth on Schedule 1(f) are used principally in the Business. No Person other than Selling Group owns, leases or has any rights in any Purchased Assets. The Purchased Assets, including the Assumed Agreements, constitute all of the real and personal property, whether tangible or intangible, owned, leased, or licensed (other than Excluded Property), which is necessary in the conduct of the Business in the manner and to the extent presently conducted by Selling Group. No other real or personal property, whether tangible or intangible, owned, leased, or licensed, is required for the conduct of the Business in the manner and to the extent pr esently conducted by Selling Group.

            Section 4.17 Proprietary Rights. The Purchased Assets include all patents, trademarks, tradenames, domain names, world wide web or Internet sites (including without limitation "Stadtlander.com" and "Stadtassist.com"), service marks, logos, copyrights, including, in each case, applications for registrations therefor, inventions, and all other proprietary rights (all such items being hereinafter referred to as "Intellectual Property") presently used or held for use in the conduct of the Business. Each Selling Group Member owns or possesses adequate licenses or other rights to use its Intellectual Property. Except as otherwise set forth on Schedule 4.17 hereto, no royalties or fees are payable by any Selling Group Member to any Person by reason of the ownership or use of any of the Intellectual Property. Except as set forth on Schedule 4.17, each Selling Group Member has the sole a nd exclusive right to use its Intellectual Property and, to the Selling Group's Knowledge, there are no licenses, sublicenses or agreements relating to the use by any other Person of any of Selling Group's Intellectual Property now in effect, and to Selling Group's Knowledge there is no infringement upon the Intellectual Property by any other Person. No charge or claim is pending or, to Selling Group's Knowledge, threatened, nor has any charge or claim been made within the past two years to the effect that, nor to Selling Group's Knowledge, does, the operation of the Business, sale of any of their respective products or any formula, method, process, or material employed in connection therewith, infringe upon or conflict in any way with any rights or properties of the type enumerated above owned or held by any other Person. All patents, patent registration applications, registered trademarks, trademark registration applications, trade names, registered service marks, service mark registration applications, logos, licenses and registered copyrights, copyright registration applications and domain names owned by a Selling Group Member are set forth on Schedule 4.17 and have been duly registered in, filed in, or issued by the United States Patent and Trademark Office, United States Register of Copyrights, Network Solutions, Inc. (or other authorized domain name registry) or the corresponding offices of any other country, state, or other jurisdiction to the extent set forth on Schedule 4.17, and have been properly maintained or renewed in accordance with all applicable provisions of Law and administrative regulations in the United States and in each such other country, state, or other jurisdiction. Schedule 4.17 accurately sets forth with respect to each patent, patent registration application, registered trademark, trademark registration application, trade name, service mark, service mark registration application, logo, license, copyright and copyright registration application owned by or lic ensed to each Selling Group Member: (i) the owner thereof, (ii) the date of expiration, if any, for owned Intellectual Property, (iii) whether such ownership or licensing rights are exclusive, and (iv) to Selling Group's Knowledge, any other licensee of such rights. Except as set forth on Schedule 4.17, no present or former employee of any Selling Group Member and to Selling Group's Knowledge, no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any Intellectual Property which Selling Group owns or uses in the conduct of the Business as now or heretofore conducted.

            Section 4.18 Necessary Licenses and Permits. Each Selling Group Member possesses all licenses, permits, consents, concessions and other authorizations of governmental, regulatory or administrative agencies or authorities, whether foreign, federal, state, or local, required to own and lease the Purchased Assets, to sell and/or service any inventory of Selling Group or to otherwise conduct the Business as presently conducted and as proposed to be conducted by Selling Group. Schedule 4.18 hereto sets forth a list of each such license, permit, consent, concession or other authorization so required. Except as specified in Schedule 4.18, no registrations, filings, applications, notices, transfers, consents, approvals, audits, qualifications, waivers or other action of any kind are required by virtue of the execution and delivery of this Agreement, the Related Agreements, or of the consummation of the transactions c ontemplated hereby or thereby: (a) to avoid the loss or termination of any such license, permit, consent, concession or other authorization described on Schedule 4.18 or any asset, property or right used or useful pursuant to the terms thereof, or to avoid the violation or breach of any Law applicable thereto or (b) to enable Buying Group to acquire, hold and enjoy the same after the Closing Date. All such licenses, permits, consents, concessions and other authorizations are renewable by Buying Group pursuant to their terms or in the ordinary course of business.

            Section 4.19 Environmental.

             (a)      At all times prior to the Closing, each Selling Group Member has complied and at the Closing will be in compliance, in all material respects, with all Environmental Laws, and no Selling Group Member has received any notice, report, or information (including information that any litigation, investigation or administrative or other proceedings of any kind are pending or threatened) regarding any liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise), or any corrective, investigatory, or remedial obligations, arising under Environmental Laws. For the purposes of this Agreement, "Environmental Laws" means all present governmental requirements relating to the discharge or release of air pollutants, water pollutants, process waste water, petroleum products or hazardous substances, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Occupational Safety and Health Ac t of 1970, as amended, the Federal Resource Conservation and Recovery Act, as amended, the Federal Clean Water Act, as amended, the Toxic Substances Control Act, as amended, the Federal Clean Air Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, and any and all other comparable state or local laws relating to public health and safety or work health and safety.

             (b)      No Hazardous Substances have been, or are currently, located at, in, or under or emanating from either the Purchased Assets or any other property currently or previously owned or operated by a Selling Group Member in a manner which: (i) violates any applicable Environmental Laws, or (ii) requires response, remedial, corrective action or cleanup of any kind under any applicable Environmental Law, the cost of which would be material. For purposes of this Agreement, "Hazardous Substances" has the meaning set forth in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, in the Federal Resource Conservation and Recovery Act, as amended, and applicable state law and regulation, and shall also expressly include petroleum, crude oil and any fraction thereof.

            Section 4.20 Corporate Documents, Books and Records. The books, records and accounts of each Selling Group Member accurately and fairly reflect in all material respects the transactions and the assets and liabilities of each Selling Group Member. No Selling Group Member has engaged in any transaction with respect to the Business, maintained any bank account for the Business, or used any of the funds of Selling Group in the conduct of the Business, except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of Selling Group.

            Section 4.21 Compliance with Law. Except as may be set forth in Schedule 4.21 or 4.31 hereto, no Selling Group Member is in default under, or in violation of, nor has such Selling Group Member violated (and not cured) any Law (including, without limitation, Laws relating to the issuance or sale of securities, anti-trust, restraint of trade, or occupational safety, or any Law or any activities which are prohibited under federal Medicare and Medicaid statutes (including 42 U.S.C. 1320a-7, 1320a-7a, and 1320a-7b), the Federal False Claims Act (31 U.S.C. 3729 et seq.), statutes regarding physician self-referrals (42 U.S.C. 1395nn and 1396b(s)), and the Federal Controlled Substances Act (21 U.S.C. 801 et seq.), or the regulations promulgated pursuant to such statutes or related federal, state or local statutes or regulations), or any licenses, franchises, permits, authoriza tions or concessions granted by, or any judgment, decree, writ, injunction or order of, any governmental or regulatory authority, applicable to such Selling Group Member or any of the Purchased Assets. Except as disclosed on Schedule 4.21 or 4.31, no investigation or review by any governmental authority with respect to any Selling Group Member (or any of their respective predecessors) is pending or, to the Selling Group's Knowledge, threatened, nor to the Selling Group's Knowledge, has any Governmental Authority indicated in writing an intention to conduct the same, other than those the outcome of which would not reasonably be expected to result in a Material Adverse Change.

            Section 4.22 Litigation. Except as set forth in Schedule 4.22 hereto, there is no suit, claim, action, proceeding or investigation pending or, to Selling Group's Knowledge, threatened against or affecting a Selling Group Member, or in connection with any of the Purchased Assets, or the consummation of the transactions contemplated hereby, at law or in equity or before any Governmental Authority or instrumentality or before any arbitrator of any kind. Except as set forth on Schedule 4.22, no Selling Group Member has been a party to any such suit, claim, action, proceeding or investigation during the past two years, and to Selling Group's Knowledge, no such suit, claim, action, proceeding or investigation has been threatened. No pending or threatened suit, claim, action, proceeding or investigation is reasonably expected to have a Material Adverse Effect on Selling Group or their relations with their respective customers, dealers, distributors, suppliers or employees. No Selling Group Member is a party or subject to any judgment, order, writ, injunction or decree applicable to the Business or the Purchased Assets.

Section 4.23 Indebtedness to and from Officers, Managers, Partners and Others. Except as set forth on Schedule 4.23 hereto, no Selling Group Member is indebted to Parent, any director, officer, member, manager, partner, employee or agent of any Selling Group Member or any Affiliate of such Selling Group Member or Parent, except for amounts due as normal salaries, wages, or reimbursement of ordinary business expenses, and no Parent, director, officer, member, manager, partner, employee or agent of any Selling Group Member, any Affiliate or Parent, is indebted to a Selling Group Member.

            Section 4.24 Labor Agreements and Employee Relations. Except as set forth on Schedule 4.24, no Selling Group Member is a party to any collective bargaining or similar agreement covering any of their respective employees. Except as set forth on Schedule 4.24, no labor organization or group of employees of any Selling Group Member has made a demand for recognition, has filed a petition seeking a representation proceeding or given a Selling Group Member notice of any intention to hold an election of a collective bargaining representative. No Selling Group Member has suffered any strike, slowdown, picketing or work stoppage by any group of employees affecting the Business during the past five years.

            Section 4.25 Brokers' Fees. Except for the broker fee payable to the Persons set forth on Schedule 4.25 hereto, no Selling Group Member nor any Person on such Selling Group Member's behalf has retained any broker, finder or agent or agreed to pay any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement.

            Section 4.26 Major Product Lines, Customers and Suppliers.

             (a)      Set forth on Schedule 4.26(a) is a list of each Selling Group Member's twenty-five (25) largest third party payors, together with a breakdown of the sales volume to each such payor, for fiscal years 1998 and 1999 and on a year-to-date basis for 2000. No Selling Group Member has received any written or oral communications from any such payor indicating its intention to materially reduce its purchases from such Selling Group Member, whether by reason of the consummation of the transactions contemplated by this Agreement or otherwise.

             (b)      Set forth on Schedule 4.26(b) hereto is a list of each Selling Group Member's twenty-five (25) largest suppliers based upon the dollar amount of purchases, together with a breakdown of the purchases from each such supplier, for fiscal year ended 1999 and on a year-to-date basis for 2000. No Selling Group Member has received any written or oral communication from any such supplier indicating the possibility of a material price increase on items purchased by such Selling Group Member, whether by reason of the consummation of the transactions contemplated by this Agreement or otherwise, other than in the ordinary course of business consistent with past practice. With regard to each Selling Group Member's vendors supplying key products or components in connection with the Business, no Selling Group Member has received any oral or written communication, nor has such person any reason to believe that it will receive any such communication, from any such vendor indica ting an intention of such vendor to discontinue or diminish its relationship as a supplier to such Selling Group Member, whether by reason of the consummation of the transactions contemplated hereby or otherwise.

             (c)      Except as set forth on Schedule 4.26(c), no Selling Group Member is required to provide any bonding or other financial security arrangements in connection with any transactions with any of its distributors, other customers or suppliers.

            Section 4.27 All Material Information. All material facts concerning Selling Group, the Business and the Purchased Assets have been disclosed to Buying Group and no representation or warranty made herein by a Selling Group Member, and no statement contained in any certificate or other instrument furnished or to be furnished to Buying Group in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact or omits to state any material facts necessary in order to make any statement therein not misleading.

            Section 4.28. Employee Benefit Plans and Arrangements.

             Except as set forth on Schedule 4.28:

             (a)      No Selling Group Member maintains or contributes (or has an obligation to contribute) to: (i) any "employee benefit plan" (as defined in Section 3(3) of ERISA), whether a single employer, a multiple employer or a multiemployer plan, for the benefit of employees or former employees of such Selling Group Member, or (ii) any other plan, policy, program, practice or arrangement providing compensation or benefits under which any Selling Group Member has any obligation or liability to any employee or former employee of a Selling Group Member (or any dependent or other beneficiary thereof) including, without limitation, incentive, bonus, deferred compensation, vacation, holiday, medical, severance, disability, death, option, purchase or other similar benefit (individually, an "Employee Benefit Plan" and collectively, the "Employee Benefit Plans").

             (b)      Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been so qualified and no event has occurred since the date of such determination that would adversely affect such qualification; each trust created under any such Employee Benefit Pan is exempt from tax under Section 501(a) of the Code and has been so exempt during the period from creation to date. Selling Group has provided Buying Group with access to the most recent determination letters from the Internal Revenue Service relating to such Employee Benefit Plans and such determination letter includes any new or modified requirements under the Tax Reform Act of 1986 and subsequent legislation enacted thereafter to the extent the remedial amendment period with respect to such legislation has expired.

             (c)      No Selling Group Member: (i) has within the past six years contributed to, or been under any obligation to contribute to, any multiemployer plan (as defined in Section 3(37) of ERISA) and (ii) is not liable, directly or indirectly, with respect to any such plan for a complete or partial withdrawal (within the meaning of Title IV of ERISA) or due to the termination or reorganization of such a plan or an employee benefit plan subject to the minimum funding requirements of ERISA.

(d) No Selling Group Member has ever maintained or contributed, or had an obligation to contribute, to a defined benefit plan subject to Title IV of ERISA or an employee benefit plan subject to the minimum funding requirements of the Code or ERISA.

             (e)      No Selling Group Member has engaged in any transaction that could subject any Selling Group Member to either a civil penalty assessed pursuant to Section 4.09 or Section 5.02(i) of ERISA or a Tax imposed pursuant to Sections 4975, 4976 or 4980(b) of the Code.

            Section 4.29 Arms Length Transactions; Conflicts of Interest. Except as set forth on Schedule 4.29 hereto, all transactions by a Selling Group Member relating to the Business are and have been conducted on an arms length basis, and there is no transaction, and no transaction has been proposed, between a Selling Group Member and Parent, any officer and director, member or manager of any Selling Group Member or an Affiliate of any such Person. To Selling Group's Knowledge there is no favorable pricing, purchase or lease arrangements which will not continue to be available to Buying Group after the Closing on substantially equivalent terms. Except as disclosed in Schedule 4.29, no Parent, director, officer or employee of Selling Group or of any Affiliate of Selling Group or any such Person, has any interest in: (i) any property, real or personal, tangible or intangible, including, but not limited to, any Intelle ctual Property, used or useful in connection with or pertaining to the Business or (ii) any creditor, supplier, manufacturer, dealer, distributor or representative of a Selling Group Member.

            Section 4.30 Insurance. Schedule 4.30 hereto contains a description of all policies of title, liability, fire, flood and other hazard, business interruption, worker's compensation and other forms of insurance (including bonds) insuring the products, properties, assets, employees of each Selling Group Member relating to the Business. Except as set forth in Schedule 4.30, the coverage under all policies listed in Schedule 4.30 shall continue in full force and effect after the Closing Date with respect to occurrences prior to the Closing Date. Also set forth in Schedule 4.30 is a summary description of all claims made with respect to each Selling Group Member's workers' compensation insurance during each of the past three years.

            Section 4.31 Medicare and Medicaid; Reimbursement by Payors; Related Legislation and Regulations.

             (a)      For each Selling Group Member, Schedule 4.31(a) contains a list of those jurisdictions in which each is licensed under Medicare or Medicaid. Except as set forth on Schedule 4.31(a), the Selling Group Members have not received any notice of investigation, evaluation, or suspension of any such licenses, permits, orders, approvals or authorizations. To the Selling Group's Knowledge, no suspension or cancellation of any such licenses, permits, orders, approvals and authorizations has been threatened or is contemplated.

             (b)      One or more of the Selling Group Members participate in Medicare and Medicaid Programs (the "Programs"). Schedule 4.31(b) contains a list of all Medicare and Medicaid provider numbers assigned to the Selling Group Members and other documents evidencing such participation.

             (c)      Except as set forth in Schedule 4.31(c), the Selling Group Members have not received notice of any offsets against future reimbursements under or pursuant to the Programs. To the Selling Group's Knowledge, no factual basis for any such offsets exist. Except as set forth in Schedule 4.31(c), there are no pending appeals, adjustments, challenges, audits, litigation and notices of intent to recoup past or present reimbursements with respect to the Programs. Except as set forth in Schedule 4.31(c), the Selling Group Members have not been subject to, or threatened with, loss or waiver of liability for utilization review denials with respect to the Programs during the past 12 months, nor have the Selling Group Members received notice of any pending, threatened or possible decertification, or audit, offset, other action or other loss of participation in any of the Programs. Except as set forth in Schedule 4.31(c), to the Selling Group's Knowledg e, no validity review or program integrity review related to any of the Selling Group Members has been conducted by any Governmental Authority in connection with any of the Programs and no such review, audit or audit assessment is scheduled, pending or threatened against any of the Selling Group Members, their businesses or their assets.

             (d)      Except as set forth in Schedule 4.31(d), (i) the Selling Group Members have not failed to file cost reports or other documentation or reports, if any, in connection with applicable contractual provisions and/or laws, regulations and rules, and (ii) there are no claims (including notices of any offsets against future reimbursements) pending or, to the Selling Group's Knowledge, threatened or scheduled before any Person, including without limitation any intermediary, carrier, the Health Care Financing Administration, or any other state or federal agency with respect to Medicare or Medicaid Claims filed by the Selling Group Members, or program compliance matters, in either case (i.e., clause (i) or clause (ii)) which would result in a Material Adverse Change. The Selling Group Members have delivered to Buying Group accurate and complete copies of any claims, actions, inquiries or other correspondence or appeals listed in Schedule 4.31(d).

             (e)       To the Selling Group's Knowledge, (i) the Selling Group Members deliver goods and services, charge rates and bill for services which are in all material respects legal and proper, (ii) the Selling Group Members in all material respects properly pay any appropriate refunds, bill and use all reasonable efforts to collect deductibles and co-payment amounts and apply all payments received, (iii) the Selling Group Members have not engaged in any activities in connection with the Businesses which are prohibited under, and have complied in all material respects with, the Controlled Substances Act, 21 U.S. C. Section 801 et seq., all legislation relating to the Programs and regulations promulgated pursuant to such statutes and any related state or local statutes or regulations concerning the dispensing and sale of controlled substances and the provision of healthcare products and service to the general public and (iv) the Selling Group Members have complie d in all material respects with all laws and regulations pertaining to the return of pharmaceutical products.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYING GROUP

             Each Buying Group Member hereby makes the following representations and warranties to each Selling Group Member and the Parent:

            Section 5.1 Organization of each Buying Group Member. Each Buying Group Member (a) is a corporation or limited liability company ("LLC") duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization, (b) has all necessary power and authority and all governmental licenses, permits, authorizations, consents and approvals to own and lease its properties and assets and to carry on its business as presently conducted, and (c) is qualified as a foreign corporation or LLC to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or where the ownership or leasing of such properties or assets requires such qualification, except for such jurisdictions in which the failure to be so qualified or to have such licenses, permits, authorizations, consents or approvals would not have and would not reasonably be expected to have a Material Adverse Effect.

            Section 5.2 Authorization. Each Buying Group Member has full authority and all approvals required by applicable Laws to enter into this Agreement and the Related Agreements, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder (other than approvals required by the HSR Act). The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby by each Buying Group Member have been duly authorized by all requisite action on the part of each Buying Group Member. This Agreement and the Related Agreements have been duly executed and delivered by each Buying Group Member and constitute valid and binding obligations of each Buying Group Member, enforceable against each Buying Group Member in accordance with their respective terms.

            Section 5.3 No Breach or Violation. Each Buying Group Member's execution and delivery of this Agreement and the Related Agreements, its compliance with and fulfillment of the terms of this Agreement and the Related Agreements, and its consummation of the other transactions contemplated hereby and thereby, do not and will not, with notice or passage of time or both, after giving effect to consents described on Schedule 5.5 attached hereto which shall be obtained prior to Closing: (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon the capital stock or assets, properties or rights of each Buying Group Member pursuant to, (iv) give any Person the right to accelerate any obligation under, or (v) result in a violation of, (a) any Law, (b) their respective charter and by-laws, (c) any material franchise, permit, lic ense, authorization, concession, order, judgment, writ, injunction or decree to which a Buying Group Member is subject, or by which any of its assets, properties or rights are bound, or (d) any material lease, mortgage, indenture, deed of trust, trust agreement, note agreement or other agreement or instrument to which a Buying Group Member is subject, or by which any of its assets, properties or rights are bound.

            Section 5.4 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Buying Group, threatened against or affecting a Buying Group Member or the consummation by each Buying Group Member of the transactions contemplated hereby or by the Related Agreements, at law or in equity or before any Governmental Authority or instrumentality or before any arbitrator of any kind. No Buying Group Member is a party to or subject to any judgment, writ, injunction, order or decree.

            Section 5.5 Consents and Approvals. Except as set forth on Schedule 5.5 hereto, no material consent, approval, exemption, audit, waiver, order or authorization of, or declaration, qualification, designation, notice, filing or registration with, any governmental or regulatory authority (foreign or domestic) or any other Person, is required on the part of any Buying Group Member in connection with the execution, delivery and performance of this Agreement and the Related Agreements, or the consummation of the transactions contemplated hereby and thereby.

             Section 5.6 Brokers' Fees. No Buying Group Member nor anyone acting on its behalf has retained any broker, finder or agent or agreed to pay any brokerage fees, finder's fee or commission with respect to the acquisition contemplated by this Agreement.

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ARTICLE VI

COVENANTS

            Section 6.1 Access to Information; Financial Statements.

             (a)      Until the Closing or the earlier termination of this Agreement, Selling Group shall afford to Buying Group, and to its officers, employees and authorized representatives, full access, during normal business hours, to all properties, books, records and corporate documents relating to the Purchased Assets, Assumed Liabilities and the Business as may be reasonably requested. Until the Closing or earlier termination of this Agreement, Buying Group shall hold all non-published and confidential information obtained from Selling Group in confidence and shall not disclose any such information to persons other than those of its officers, directors, employees and representatives who have a need to know, or make any commercial use thereof whatsoever. If this Agreement is terminated prior to Closing for any reason, all such information and copies thereof shall be returned to Selling Group within thirty (30) business days or shall be destroyed. Selling Group will cause Selling Gr oup's Accountants to furnish the Buying Group and Buying Group's Accountants all workpapers applicable to the Business relating to any of the periods covered by the Historical Financial Statements.

             (b)       Selling Group agrees that during the period after the date of this Agreement and prior to the Closing (the "Interim Period"), Selling Group shall provide to Buying Group, within fifteen (15) days of the end of each calendar month, Selling Group's unaudited consolidated and consolidating balance sheet and income statement for such month ("Interim Financial Statements"). The Interim Financial Statements will be true and correct in all material respects, will be prepared using the same accounting methods and procedures as used in the preparation of the Historical Financial Statements, except for the absence of footnotes, will be subject to normal recurring audit adjustments, and will present fairly the financial position of Selling Group as of the date indicated and the results of Selling Group's operations for such period.

             (c)       Selling Group agrees that within fifteen (15) days of the date of this Agreement, Selling Group will prepare and deliver to Buying Group a form of Statement of Credit Balances to be delivered at the Closing. Buying Group and Selling Group agree to discuss the form in good faith and to implement such changes as the parties may reasonably agree upon in order to finalize such form prior to the Closing.

      Section 6.2 Employee Matters.

             (a)       Buying Group will offer terms of employment to all of Selling Group's employees who work in the Business (including employees on short term disability or other approved leaves of absence as long as such employees return to work within the time periods provided for such leaves under Selling Group Member's leave policies or as required by applicable law), as part of the transactions contemplated herein, other than the employees listed on Schedule 1(i) hereto (the employees who accept offers of employment are hereinafter referred to as "Rehired Employees"). The offers to be extended will include compensation and titles substantially similar to those provided by Selling Group on the date hereof, and otherwise shall be on terms and conditions comparable to the terms and conditions offered by Buying Group to its current employees of like position; provided, however, that no such offer of employment shall be construed to limit the ability of Bu ying Group to terminate any such employee following the Closing Date for any reason; and provided further that nothing contained in such offer or this Agreement (other than as and to the extent provided in the Employment Agreements) shall be construed as an employment contract between the Buying Group and any Rehired Employee. Each Selling Group Member shall terminate the employment of all Rehired Employees immediately prior to the Closing and any cost, expense or liability resulting from, or incurred in connection with, such terminations (including, but not limited to, any severance, bonus, or other termination pay obligation) shall be the sole responsibility of Selling Group. Each Selling Group Member and Parent shall use its best efforts prior to the Closing to assist Buying Group in entering into employment arrangements satisfactory to Buying Group with each of the key employees of Selling Group listed on Schedule 6.2(a).

             (b)       Buying Group agrees that each Rehired Employee shall receive full credit for service with Selling Group for purposes of determining such employee's eligibility for and determining the amount of benefit entitlement for holidays, sick days, vacations, and also for purposes of determining eligibility (including, without limitation, waiting periods under group health plans), vesting and benefits provided under any other employee benefit plan, program, policy or other arrangement covering such employee established, continued or otherwise sponsored by Buying Group or an Affiliate of Buying Group after the Closing Date; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit for any such period of service and must be permitted under the applicable plan of Buying Group or its Affiliates.

             (c)       Prior to the Closing Date, the Selling Group and Parent shall cause the applicable defined contribution plans of the Selling Group and Parent in which Rehired Employees are eligible to participate ("Selling Group Plans") to provide for the distribution from the Selling Group Plans of the account balances of Rehired Employees as a result of the transactions contemplated by this Agreement. As soon as practicable following the Closing Date, the Selling Group and Parent shall cause the Selling Group Plans to make distributions of the account balances of Rehired Employees, subject to submissions by said Rehired Employees of appropriate distribution forms and compliance with other administrative procedures of the Selling Group and/or Parent.

       Section 6.3 Conduct of Business.

             (a)       From the date hereof through the Closing Date or earlier termination of this Agreement, each Selling Group Member shall operate its business in the ordinary course of business and shall not take any action inconsistent with this Agreement or which may interfere with, delay or prevent the consummation of the Closing.

             (b)       Without limiting the generality of the foregoing, each Selling Member shall:

                   (i)       keep in full force and effect its corporate, limited liability company, or partnership existence, as the case may be, and all material rights, franchises and goodwill relating to the Business;

                   (ii)      endeavor to retain its employees and preserve its present relationships with customers, suppliers, contractors, distributors, and others with whom it has business dealings;

                  (iii)      use its best efforts to maintain its Intellectual Property so as not to affect adversely the validity or enforcement thereof;

                   (iv)     continue to maintain insurance reasonably comparable to that in effect on the date of this Agreement;

                   (v)       promptly notify Buying Group in writing if any of the representations and warranties contained in Article IV cease to be accurate and complete in any material respect.

             (c)      Without limiting the generality of the foregoing, no Selling Group Member shall, except as specifically contemplated by this Agreement or consented to in writing by ProCare, which consent shall not be unreasonably withheld:

                   (i)       enter into, extend, materially modify, terminate~~,~~ or waive any material right under any Assumed Agreement or Assumed Lease, except in the ordinary course of business;

                   (ii)       sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Purchased Assets (other than the sale of inventory in the ordinary course of business), or any interests therein, except for sales or dispositions in the ordinary course of business that do not exceed $25,000 in the aggregate and the transfer by the Selling Group to ASD of the assets described on Schedule 1(g) hereto, as contemplated by this Agreement;

                   (iii)       merge or consolidate with, purchase substantially all of the assets of, or otherwise acquire any business or any proprietorship, firm, association, limited liability company, corporation or other business organization (other than the transfer to the Selling Group of the ASD Injectibles Business Contracts, as contemplated by this Agreement);

                   (iv)       increase or decrease the rate of compensation of, or pay any unusual compensation to, any officer, employee or consultant of or to any Selling Group Member (other than regularly scheduled increases in base salary or compensation and annual bonuses consistent with prior practice);

                   (v)       enter into any collective bargaining agreement, or create or modify any pension or profit-sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or any other Employee Benefit Plan (except as required by Law), or increase the level of benefits under any such plan, or increase or decrease any severance or termination pay benefit or any other fringe benefit;

                   (vi)       make any capital expenditures other than those expressly disclosed in Schedule 4.9 hereto;

                   (vii)      incur any trade accounts payable other than in the ordinary course of business or make any commitment to purchase quantities of any item of inventory in excess of quantities normally purchased by Selling Group in the ordinary course of business;

                   (viii)    fail to maintain or purchase inventory consistent with its past practices and in the ordinary course of business;

                   (ix)      fail to pay its accounts payable, or fail to pay or discharge when due any other liabilities, in the ordinary course of business, other than in connection with a good faith dispute by a Selling Group Member as to the validity of such liability;

                   (x)       adopt or implement any change in any of its accounting principles or practices (including any change in the determination of its bad debt reserve), except as required by GAAP;

                   (xi)       institute any change in its collection activities with respect to any patient account receivable recorded on the Business' KMS System, or any patient account receivable recorded on the Business' KALOS system which has aged more than 180 days past invoice date, other than pursuant to mutually acceptable policies developed in good faith by Buying Group and Selling Group within fifteen (15) days of the date hereof, or institute any material change in its other practices or policies regarding collection of its accounts receivable, other than as described on Schedule 6.3(c);

                   (xii)      fail to maintain its assets in substantially their current state of repair, excepting normal wear and tear;

                   (xiii)    make any loans or advances to any Person except for expense reimbursements incurred by agents or employees in the ordinary course of business;

                   (xiv)      intentionally do any other act which would cause any representation or warranty of any Selling Group Member or Parent in this Agreement to be or become untrue in any material respect;

                   (xv)      adopt or implement any change (other than routine and insignificant changes) in any of its marketing, referral or business development practices (including without limitation, any programs involving waiver of co-pays or the offer of special rebates or incentives); or

                   (xvi)      enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

            Section 6.4 Corrections Division. For a period of five years following the Closing Date, unless sooner terminated by a successor owner of the Corrections Division Business following a "change of control" (as defined below) of the Corrections Division Business, Selling Group agrees that it will take all appropriate and lawful actions as may be necessary to distribute brochures and/or other written advertisements to inmates who have received services as part of the Corrections Division Business, immediately prior to their discharge from prison or other correctional institution, apprising such inmates of the availability of specialty mail order and specialty retail pharmacy services through ProCare, and identifying ProCare as the preferred provider of such services, provided that any such materials shall indicate that each inmate retains the right to obtain pharmacy services from the provider of his or her choice. For purposes hereof, the term "change of control" shall mean (x) a sale of stock (other than pursuant to a public offering), reorganization, recapitalization or merger of the Corrections Division Business as a result of which the beneficial owners of the then outstanding shares of common stock of the Corrections Division Business and of any other then outstanding voting securities of the Corrections Division Business entitled to vote generally in the election of directors, immediately prior to such sale of stock, reorganization, recapitalization or merger, do not, immediately following such sale of stock, recapitalization, reorganization or merger, beneficially own in the aggregate, directly or indirectly, more than 50% of the then outstanding shares of common stock and of any other then outstanding voting securities entitled to vote generally in the election of directors of the Person resulting from such sale of stock, reorganization, recapitalization or merger, or (y) the sale or other disposition of all or substantia lly all of the assets of the Corrections Division Business to a Person the voting securities of which immediately following such sale are held by individuals or entities in such proportion so as to effect a change in the beneficial ownership of voting rights of the Corrections Division Business to the extent contemplated by the change in control described in clause (x) above.

            Section 6.5 Notices and Consents.

             (a)      Selling Group will give the notices to third parties, and up to and after the Closing (to the extent not obtained at Closing) will use its commercially reasonable efforts to obtain the third party consents described on Schedule 4.5, provided, however, that Selling Group shall use its best efforts to obtain the consents described as requiring best efforts on Schedule 7.8. Each of the parties will give the notices to, make the filings with, and use its commercially reasonable efforts to obtain the authorizations, consents, and approvals of governments and governmental agencies described on Schedule 4.5. Without limitation of the preceding two sentences, the parties shall each cooperate and use their reasonable best efforts to prepare and file with the U.S. Federal Trade Commission and the U.S. Department of Justice and other regulatory authorities as promptly as possible, all requisite applications and amendments thereto together with related information, data and exhibits necessary to satisfy the requirements of the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR Act"). Each party shall submit its initial filing under the HSR Act within 10 days from the date hereof. The parties shall share equally all filing fees in connection with compliance with the HSR Act.

             (b)      To the extent Selling Group is unable prior to Closing to obtain a consent described on Schedule 4.5 necessary to transfer any Purchased Asset (each a "Non-Transferable Asset"), each Selling Group Member agrees to execute and deliver to Buying Group at such time as any such consent to the transfer of any such Non-Transferable Asset is obtained by such Selling Group Member after the Closing, an assignment and assumption agreement reasonably satisfactory to the parties and any such other documents or instruments as may be reasonably necessary or advisable to transfer to Buying Group all of Selling Group's interest in and title to such Non-Transferable Asset.

             Section 6.6 Further Assurances. Upon the terms and subject to the conditions contained herein, each of the parties hereto agrees (a) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements, (b) to execute any further documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (c) to cooperate with each other in connection with the foregoing. In addition, subject to Section 3.2(c), Selling Group agrees that prior to Closing it will take all actions necessary to transfer legal or record ownership of assets of Stadt Solutions, LLC to OPCO or cause ownership of such assets to be transferred to Buying Group at the Closing, so as to include such assets in the Purchased Assets.

            Section 6.7 Cooperation; Access to Records After Closing.

             (a)       Buying Group will cooperate with Selling Group to obtain any and all approvals and consents necessary to effect the transactions contemplated by this Agreement.

             (b)       The Buying Group Members recognize that subsequent to the Closing they may have information and documents which relate to the Selling Group with respect to the period prior to the Closing, including, without limitation, information pertaining to Taxes, the Business, the Assumed Liabilities, the Non-Assumed Liabilities, the Purchased Assets, the Excluded Property and the Selling Group's respective employees, and to which Parent may need access subsequent to the Closing. The Buying Group shall provide Parent and its representatives access, during normal business hours on reasonable notice, to all such information and documents (but excluding attorney work product or other privileged communication), and to such of its employees, which Parent reasonably requests. The Buying Group agrees that prior to the destruction or disposition of any such documents or any books or records pertaining to or containing such information at any time within five (5) years after the Closing the Buying Group shall provide not less than thirty (30) calendar days prior written notice to Parent of any such proposed destruction or disposal, provided, that in any matter involving Taxes, if Buying Group receives a written request from Selling Group not earlier than ninety (90) days before, but not later than, the end of such five-year period (the "Disposal Date"), the destruction or disposition of such Tax documents, books or records shall be deferred for one (1) year after the Disposal Date. Thereafter, the destruction or disposition of such Tax documents, books or records shall be deferred for successive one (1) year periods, provided that Buying Group receives annually a similar written request from Selling Group not earlier than ninety (90) days before, but not later than, the anniversary of the Disposal Date. In no event, however, shall the destruction or disposition of such Tax documents, books or records be deferred beyond the later of the expiration of all applicable statutes of l imitations (including extensions thereof) or the conclusion of all litigation (including exhaustion of all appeals relating thereto) with respect to such Taxes. If Parent desires to obtain any such documents, it may do so by notifying the Buying Group in writing at any time prior to the scheduled date for such destruction or disposal. Such notice must specify the documents which Parent wishes to obtain. Parent and the Buying Group shall then promptly arrange for the delivery of such documents. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by Parent.

             (c)       With respect to audits conducted by federal, state and local taxing authorities, the Buying Group agrees to cooperate with Parent to the extent it has any information required by Parent to respond to information document requests presented by such taxing authorities as promptly as practicable. Such information document requests may include, but shall not be limited to, all tax matters related to the Selling Group Members and their respective Affiliates for all tax years currently open under the relevant jurisdictions' statute of limitations. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by Parent.

             (d)       With respect to the Counsel Litigation and any other litigation, investigation or review by any Governmental Authority or other Person involving a Selling Group Member or Parent with respect to the Business or the Purchased Assets, Buying Group agrees to reasonably cooperate with such Selling Group Member or Parent to the extent it has any information required by such Person which may relate to such litigation, investigation or review. In furtherance of the foregoing, Buying Group shall: (i) furnish or cause to be furnished to such Selling Group Member or Parent such documents, records, and other data as such Selling Group Member shall reasonably request from time to time, and (ii) make available to Selling Group Member or Parent from time to time certain Rehired Employees upon reasonable prior notice and during regular business hours, provided that such access to such Rehired Employees does not unreasonably affect such Rehired Employees' employment responsibilities o r Buying Group's operation of the Business following the Closing as reasonably determined by Buying Group. All fees and expenses, including without limitation out-of-pocket costs and reasonable attorneys fees, associated with such cooperation by Buying Group shall be paid by Parent.

             Section 6.8 Casualty Losses. In the event that there shall have been suffered between the date hereof and the Closing Date any casualty loss relating to the Purchased Assets, Selling Group will promptly notify Buying Group of such event and, if the Closing occurs, shall assign to Buying Group all of the right, title and interest of Selling Group in and to insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage.

             Section 6.9 Environmental Studies. Prior to the Closing, Buying Group shall have the right, at its expense, to undertake such environmental studies of each of the premises at which any of the Selling Group Members perform the Business (the "Premises"), including reviewing records, inspecting the properties and testing the air, subsoil, groundwater and building materials at the Premises, as it shall deem necessary to determine whether the Premises are in compliance with all applicable Environmental Laws and whether any Hazardous Substances are present at the Premises, but shall indemnify and hold each Selling Group Member harmless from any loss, cost, or damage proximately caused by such inspection. Such inspection shall be scheduled and performed so as not to unreasonably interfere with the business of the Selling Group.

             Section 6.10 No Shop. Prior to the Closing or earlier termination of this Agreement, none of the Selling Group Members nor Parent nor any of their respective Affiliates, advisors or representatives shall, directly or indirectly, solicit, encourage or initiate any contact with, negotiate with, or provide any information to, endorse or enter into any agreement with respect to, or take any other action, directly or indirectly, to facilitate any person or group, other than Buying Group and its representatives, concerning any inquiries or the making of any proposals concerning any merger or combination with a Selling Group Member, or a purchase or sale of all or substantially all of the assets of a Selling Group Member, or purchase or sale of a substantial equity interest in any Selling Group Member or any similar transaction involving any Selling Group Member or Parent (other than solely with respect to the Corrections Division Business).

             Section 6.11 Assignment of Rights. At the Closing, each Selling Group Member shall execute a non-exclusive assignment (the "Assignment"), in the form attached hereto as Exhibit 6.11, pursuant to which such Selling Group Member shall assign to Buying Group, on a non-exclusive basis, all the rights of indemnification relating to the Business or the Purchased Assets that such Selling Group Member shall have received from the third-parties identified on Schedule 6.11 hereto to the extent that such Selling Group Member has the right to effect such assignments. At the Buying Group's request, each Selling Group Member will use commercially reasonable efforts to obtain any necessary consents to each such Assignment.

             Section 6.12 Software Licenses. Notwithstanding Selling Group's disclosure on Schedule 4.17 with respect to an insufficient number of software licenses, Selling Group and Buying Group agree that Selling Group retains all liability arising out of such unlicensed use through the Closing Date and is responsible for procuring a sufficient number of such licenses to cure such deficiency prior to the Closing Date after consultation with Buying Group as to its future needs.

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ARTICLE VII

CONDITIONS PRECEDENT TO BUYING GROUP'S OBLIGATIONS

             Buying Group's obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment or satisfaction (or waiver in whole by Buying Group in writing) on or before the Closing Date (or such sooner date as may be specified) of each of the following conditions:

             Section 7.1 Correctness of Representations and Warranties. Each of the representations and warranties of each Selling Group Member and Parent contained herein and in the certificates and other documents delivered to Buying Group pursuant hereto shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of the date hereof (except those representations and warranties qualified by materiality, which shall be true and correct in all respects).

             Section 7.2 No Adverse Change in Business or Properties. No Material Adverse Change shall have occurred with respect to the Business since May 31, 2000; provided, however, that any adverse change in the Daily Rx Average shall be governed by Section 7.3 and not this Section 7.2.

             Section 7.3 Prescriptions. The Daily Rx Average for the sixty (60) days ended on the fifth Business Day preceding the Closing Date shall not be less than eighty percent (80%) of the Daily Rx Average for April and May, 2000.

             Section 7.4 Compliance with Agreement. Each Selling Group Member and Parent shall have performed and complied in all material respects with their respective agreements, covenants and obligations under this Agreement required to be performed or complied with on or prior to the Closing Date.

             Section 7.5 Certificate of Selling Group Member. Each Selling Group Member shall have delivered to Buying Group, a certificate of its chief executive officer, dated the Closing Date, certifying in such officer's capacity as an executive officer, in such form as Buying Group may reasonably request, as to the fulfillment of the conditions set forth in Section 7.1, 7.2, 7.3, 7.4 above.

             Section 7.6 Incumbency Certificate. Buying Group shall have received from each Selling Group Member, an incumbency certificate, dated the Closing Date, signed by a duly authorized officer thereof and giving the name and bearing a specimen signature of each individual authorized to sign, in the name and on behalf of each Selling Group Member, this Agreement and each of the Related Agreements to which each Selling Group Member is or is to become a party, and to give notices and to take other action on behalf of each Selling Group Member under each of such documents.

             Section 7.7 Absence of Litigation. No suit, action, investigation, inquiry or other proceeding shall be pending before any court or Governmental Authority to restrain or prohibit, or to obtain damages or other relief in connection with, or to question the validity or legality of, this Agreement or the consummation of the transactions contemplated hereby, or to restrict or impair the ability of Buying Group to operate the Business.

             Section 7.8 Consents. The consummation of the transactions contemplated by this Agreement shall not be prohibited by any Law or Governmental Authority~~,~~ and shall not subject any Buying Group Member to any penalty. All consents, approvals and waivers of Governmental Authorities that are set forth on Schedule 7.8 hereto shall have been obtained, and any applicable waiting periods imposed by such Governmental Authorities shall have expired. All consents, approvals and waivers of third parties that are set forth on Section 7.8 hereto (including, without limitation, consents to assignment from all landlords who are parties to the Assumed Leases, including the leases of the facilities in Pittsburgh, Pennsylvania, which shall not impose any change in rental required thereunder or any other more onerous terms than is currently the case in the respective leases) shall have been obtained. Notwithstanding the preceding sentence, the consent, approval or waiver of any third party shall not be a condition precedent to Buying Group's obligations to close the transactions contemplated herein if such consent, approval or waiver has been offered by such third party and the failure to obtain such consent, approval or waiver is due to (i) the failure by Buying Group to accept the existing terms of any contract, lease or other agreement requiring consent, approval or waiver which is set forth on Schedule 7.8 or (ii) CVS's failure to guarantee the performance of any Buying Group Member under any Assumed Lease if required by the landlord thereunder as a condition to such landlord's consent to assignment.

             Section 7.9 Licenses, etc. All licenses, permits, consents, concessions and other authorizations of Governmental Authorities to be transferred by Selling Group as described on Schedule 7.9 shall have been duly transferred or issued to Buying Group, all on terms which impose no greater economic hardship on any Buying Group Member than those which existed or would have been imposed upon the Selling Group Member but for such transfer or issuance, or each Selling Group Member shall have executed a power of attorney in the form attached hereto as Exhibit 7.9 or otherwise satisfactory to Buying Group permitting Buying Group to use such licenses and permits pending transfer or reissuance.

             Section 7.10 FIRPTA Certificate. Each Selling Group Member shall provide the Buying Group with a duly executed and dated Foreign Investment in Real Property Tax Act ("FIRPTA") Non-foreign Seller Certificate, substantially in the form required by U.S. Treasury Regulation Section 1.1445-2(b)(2)(iii)(B) as set forth in Exhibit 7.10 attached hereto.

             Section 7.11 Customer Lists. Each Selling Group Member shall have delivered to Buying Group computer files containing true and complete lists of each of Selling Group Member's customers with respect to the Business (including computer profiles of each customer which shall include such customer's name, address, third party information, and refill information for the past five years or such shorter period as required by applicable law).

             Section 7.12 Certified Charter; Good Standing. Each Selling Group Member shall have delivered to each Buying Group Member: (i) a copy of the articles of incorporation or certificate of formation of each Selling Group Member which have been certified by the appropriate Secretary of the States of Delaware, Hawaii, and California, (ii) limited liability company and tax good standing certificates from the States of Delaware, Hawaii, and California, and (iii) corporate good standing certificates from those jurisdictions in which it is qualified to do business. Such certificates shall be dated a date not more than fifteen (15) days prior to the Closing Date.

             Section 7.13 Related Agreements. Each Selling Group Member and the other parties thereto (other than Buying Group) shall have executed and delivered the Related Agreements.

             Section 7.14 Proof of Action. Buying Group shall have received from each Selling Group Member, copies, certified by a duly authorized officer thereof to be true and complete as of the Closing Date, of the records of all partnership and member action taken to authorize the execution, delivery and performance of this Agreement and each of the Related Agreements to which a Selling Group Member is a party.

             Section 7.15 Leases. Lessors under the Assumed Leases (expressly excluding those leases with respect to any closed stores) shall have entered into lease assignment agreements and executed estoppel certificates upon terms and conditions reasonably satisfactory to ProCare.

             Section 7.16 ASD Contracts. ASD shall have transferred to a Selling Group Member the ASD Injectibles Business Contracts upon terms and conditions satisfactory to ProCare.

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ARTICLE VIII

CONDITIONS PRECEDENT TO SELLING GROUP'S OBLIGATIONS

       Selling Group's obligation to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction (or waiver in whole by Selling Group in writing) on or before the Closing Date (or such sooner date as may be specified) of each of the following conditions:

             Section 8.1 Correctness of Representations and Warranties. Each of the representations and warranties of each Buying Group Member contained herein and in the certificates and other documents delivered to Selling Group pursuant hereto shall be true and correct in all material respects as of the Closing Date (except those representations and warranties qualified by materiality, which shall be true and correct in all respects).

             Section 8.2 Compliance with Agreement. Each Buying Group Member shall have performed and complied in all material respects with its agreements, covenants and obligations under this Agreement required to be performed or complied with on or prior to the Closing Date.

             Section 8.3 Certificate of Buying Group. Each Buying Group Member shall have delivered to Selling Group a certificate of the President of each Buying Group Member, dated the Closing Date, certifying in such officer's capacity as an executive officer, in such form as Selling Group may reasonably request, as to the fulfillment of the conditions set forth in Sections 8.1 and 8.2 above.

             Section 8.4 Absence of Litigation. No suit, action, investigation, inquiry or other proceeding shall be pending before any court or Governmental Authority to restrain or prohibit, or to obtain damages or other relief in connection with, or question the validity or legality of, this Agreement or the consummation of the transactions contemplated hereby.

             Section 8.5 Proof of Action. Selling Group shall have received from each Buying Group Member, copies, certified by a duly authorized officer, member or manager thereof to be true and complete as of the Closing Date, of the records of all requisite action taken to authorize the execution, delivery and performance of this Agreement and each of the Related Agreements to which a Buying Group Member is a party.

             Section 8.6 Incumbency Certificate. Each Selling Group Member shall have received from each Buying Group Member, an incumbency certificate, dated the Closing date, signed by a duly authorized officer thereof and giving the name and bearing a specimen signature of each individual authorized to sign, in the name and on behalf of each Buying Group Member, this Agreement and each of the Related Agreements to which each Buying Group Member is or is to become a party, and to give notices and to take other action on behalf of each Buying Group Member under each of such documents.

             Section 8.7 Related Agreements; Guaranty. Each Buying Group Member and the other parties thereto (other than Selling Group) shall have executed and delivered the Related Agreements. CVS Corporation shall have executed the CVS Guaranty.

             Section 8.8 Proceedings and Documents. All requisite action with respect to the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to Selling Group and its counsel.

             Section 8.9 Consents. The consummation of the transactions contemplated by this Agreement shall not be prohibited by any law or Governmental Authority, and shall not subject any Selling Group Member to any penalty. All consents, approvals and waivers of Governmental Authorities and of any other Persons that are set forth on Schedule 8.9 hereto shall have been obtained, and any applicable waiting periods imposed by such Governmental Authorities or other Persons shall have expired.

             Section 8.10 Good Standing Certificates. Each Buying Group Member shall have delivered to Selling Group a good standing certificate from the jurisdiction of its incorporation dated a date not more than fifteen (15) days prior to the Closing Date.

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ARTICLE IX

INDEMNIFICATION

             Section 9.1 By Each Selling Group Member and the Parent. From and after the Closing Date, and regardless of any investigation made at any time by or on behalf of Buying Group, but subject to the limitations of this Article IX, each Selling Group Member and the Parent, on a joint and several basis, agree to reimburse, indemnify and hold harmless each Buying Group Member and their respective successors and assigns, and any director, shareholder, employee or officer thereof (an " Indemnified Buyer Party" and collectively the "Indemnified Buyer Parties") against and in respect of costs of investigations and any and all damages, losses, claims, deficiencies, liabilities, suits, demands, judgments, diminution in value, costs and expenses (including costs of investigations and reasonable attorneys' fees (each a "Loss" and collectively "Losses") incurred or suffered by any Indemnified Buyer Party arising from or relating to:

             (a)       any and all Non-Assumed Liabilities;

             (b)       any and all litigation, investigations and reviews described in Schedules 4.21, 4.22 and 4.31, including, without limitation, the Counsel Litigation, and any and all other actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations (including any audits and recoupments) against any Indemnified Buyer Party that arise out of omissions or events occurring prior to the Closing Date and that relate to a Selling Group Member in their capacity as such or any of their respective predecessors or any shareholder, manager, member, officer, employee, agent, distributor, supplier, representative or subcontractor of any Selling Group Member;

             (c)       any misrepresentation, breach or inaccuracy in or omission from any representation or warranty made by a Selling Group Member or Parent under this Agreement or any certificate, schedule, statement, document or instrument furnished to a Buying Group Member pursuant hereto;

             (d)       any breach or non-fulfillment of any agreement or covenant on the part of a Selling Group Member or Parent under this Agreement to be performed on or following the Closing Date;

             (e)       without limiting any of the foregoing indemnification provisions, (x) any misrepresentation, breach or inaccuracy in or omission from any representation or warranty made by a Selling Group Member or Parent under Section 4.14 [Tax Matters] of this Agreement, and (y) any and all liabilities of the Selling Group for the payment of any Tax owed by Parent, Parent's Affiliates and all Selling Group Members and any Tax incident to or arising as a consequence of the consummation of the transactions contemplated hereby, including without limitation any interest, additions to tax and penalties that may be assessed with respect thereto; or

             (f)       without limiting any of the foregoing indemnification provisions, the failure of a Selling Group Member to comply with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

             Section 9.2 Notice of Claims; Defense of Third Party Claims. A party claiming indemnification under this Article IX (the "Asserting Party") must notify (in writing and in reasonable detail) the party from which indemnification is sought (the "Defending Party") of the nature and basis of such claim for indemnification. If such claim relates to a claim, suit, litigation or other action by a third party against the Asserting Party or any fixed or contingent liability to a third party (a "Third Party Claim"), the Defending Party may elect to assume and control the defense of the Third Party Claim at its own expense with counsel selected by the Defending Party from and after such time as the Defending Party unconditionally agrees in writing to accept, as against the Asserting Party, all liabilities on account of such Third Party Claim. Assumption of such liability, as against the Asserting Party, shall not be deemed an admission of liability as against any such third p arty. Notwithstanding the foregoing, the Defending Party may not assume or control the defense if the named parties to the Third Party Claim (including any impleaded parties) include both the Defending Party and the Asserting Party and representation of both parties by the same counsel (in such counsel's reasonable determination) would be inappropriate due to actual or potential differing interests between them, in which case the Asserting Party shall have the right to defend the Third Party Claim and to employ counsel reasonably approved by the Defending Party, and to the extent the matter is determined to be subject to indemnification hereunder, the Defending Party shall reimburse the Asserting Party for the reasonable costs of its counsel. If the Defending Party assumes liability for the Third Party Claim as against the Asserting Party and assumes the defense and control of the Third Party Claim pursuant to this Section 9.2, the Defending Party shall not be liable for any fees and expenses of counsel fo r the Asserting Party incurred thereafter in connection with the Third Party Claim (except in the case of actual or potential differing interests, as provided in the preceding sentence), but shall not agree to any settlement of such Third Party Claim which does not include an unconditional release of the Asserting Party by the third party claimant on account thereof. If the Defending Party does not assume liability for and the defense of the Third Party Claim pursuant to this Section 9.2, the Asserting Party shall have the right to assume the defense of and, if such Asserting Party shall have notified the Defending Party of the Asserting Party's intention to negotiate a settlement of the Third Party Claim, which notice shall include the material terms of any proposed settlement in reasonable detail, to settle the Third Party Claim (at the Defending Party's expense to the extent the matter is determined to be subject to indemnification hereunder) on terms not materially inconsistent with those set forth in s uch notice, unless the Defending Party shall have notified the Asserting Party in writing of the Defending Party's election to assume liability for and the defense of the Third Party Claim pursuant to this Section 9.2 within ten (10) days after receipt of such notice of intention to settle, and the Defending Party promptly thereafter shall have taken appropriate action to implement such defense. The Asserting Party shall not be entitled to settle any such Third Party Claim pursuant to the preceding sentence unless such settlement includes an unconditional release by the third party claimant on account thereof. The Asserting Party and the Defending Party shall use all reasonable efforts to cooperate fully with respect to the defense of any Third Party Claim covered by this Article IX.

            Section 9.3 Set-off. Buying Group shall have the right, notwithstanding any other rights it might have against any other Person, to set-off any unpaid indemnification obligation to which it is entitled under this Article IX against any amounts owed by it to a Selling Group Member, Parent or any Affiliate of Parent, pursuant to this Agreement or any of the Related Agreements to which such Persons are a party.

             Section 9.4 Limitations. The obligations of each Selling Group Member and the Parent to indemnify the Indemnified Buyer Parties pursuant to this Article IX shall be subject to the following limitations:

             (a)       No indemnification shall be required to be made by any Selling Group Member or the Parent until the aggregate amount of the Indemnified Buyer Parties' Losses exceeds $500,000 (the "Deductible"), whereupon indemnification shall be required to be made by the Selling Group and the Parent to the full extent of such Losses in excess of $250,000; provided, however, that the Deductible shall not be applicable to Indemnified Buying Parties' Losses arising from or relating to:

                   (i)       the indemnification obligations under Sections 9.1(a), (b), (d), (e) and (f) hereof ("Excluded Claims");

                   (ii)       breaches of the representations set forth in Sections 4.3 [Authorization; Enforceability], 4.4 [No Breach or Violation], 4.5 [Consents and Approvals], 4.14 [Tax Matters] and the second sentence of Section 4.16 [Title to Purchased Assets] or Section 4.25 [Brokers' Fees] ("Excluded Representations"); or

                   (iii)      fraud ("Fraud Claims").

             (b)       All representations and warranties contained in this Agreement shall survive the Closing until the second (2nd) anniversary thereof; provided, however, that the following claims shall survive for three months beyond the applicable statute of limitations period (the applicable period of survival being referred to herein as the "Survival Period"):

                   (i)       Excluded Claims;

                   (ii)       Excluded Representations; or

                   (iii)      Fraud Claims.

To the extent a claim is made in respect of a representation or warranty within the applicable Survival Period, such representation or warranty shall survive after such Survival Period for purposes of such claim until such claim is finally determined or settled.

             (c)       The liability of each Selling Group Member and the Parent for their indemnification obligations under this Article IX shall be limited in the aggregate to an amount equal to fifty percent (50%) of the Base Purchase Price; provided, however, that there shall be no limit applicable to Losses arising from or relating to:

                   (i)       Excluded Claims;

                   (ii)       Excluded Representations; or

                   (iii)      Fraud Claims.

            Section 9.5 Buying Group. From and after the Closing Date, but subject to the limitations of this Article IX, each Buying Group Member, on a joint and several basis, agrees to reimburse, indemnify and hold harmless each Selling Group Member and their respective successors and assigns, and any director, shareholder, employee or officer thereof (an "Indemnified Seller Party" and collectively the " Indemnified Seller Parties") against and in respect of all Losses incurred or suffered by any Indemnified Seller Party arising from or relating to:

             (a)       Any and all Assumed Liabilities;

             (b)       Any misrepresentation, breach or inaccuracy in or omission from any representation or warranty made by a Buying Group Member under this Agreement or any certificate, schedule, statement, document or instrument furnished to a Selling Group Member pursuant hereto; or

             (c)       Any breach or nonfulfillment of any agreement or covenant on the part of a Buying Group Member under this Agreement to be performed on or following the Closing Date.

             Section 9.6 Limitations - Buying Group. The obligations of Buying Group to indemnify the Indemnified Seller Parties pursuant to this Article IX shall be subject to the following limitations:

             (a)       No indemnification shall be required to be made by Buying Group until the aggregate amount of the Indemnified Seller Parties' Losses exceeds the Deductible and then indemnification shall be required to be made by Buying Group to the full extent of such Losses in excess of $250,000; provided, however, that the Deductible shall not be applicable to Losses arising from or relating to:

                   (ii)       Indemnification obligations under 9.5(a) ("Assumed Liability Claims");

                   (ii)       Fraud Claims.

             (b)       All representations and warranties contained in this Agreement shall survive the Closing until the second (2nd) anniversary thereof; provided, however, that the following claim shall apply for three months beyond the applicable statute of limitations (the applicable period of survival being referred to herein as the "Survival Period"):

                   (i)       Assumed Liability Claims;

                   (ii)       Fraud Claims.

To the extent a claim is made in respect of a representation or warranty within the applicable Survival Period, such representation or warranty shall survive after such Survival Period for purposes of such claim until such claim is finally determined or settled.

             (c)       The liability of Buying Group and ProCare for its respective indemnification obligations under this Article IX shall be limited in the aggregate to an amount equal to fifty percent (50%) of the Base Purchase Price; provided, however, that there shall be no limit applicable to Losses arising from or relating to Assumed Liability Claims and Fraud Claims.

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ARTICLE X

TERMINATION

       Section 10.1. Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned, by written notice given to the other party hereto, at any time prior to the Closing:

             (a)       by mutual written consent of Buying Group and Selling Group;

             (b)       by either Buying Group or Selling Group, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise permanently prohibiting the sale of the Purchased Assets to Buying Group (and in which case Buying Group and Selling Group shall have used all reasonable efforts to have such order, decree, ruling or other action lifted or reversed) and such order, decree, ruling or other action shall have become final and nonappealable;

             (c)       by Buying Group, if any Selling Group Member shall have breached any of its representations herein and such breach or breaches, in the aggregate, would reasonably be expected to have a Material Adverse Effect or if any Selling Group Member shall have materially breached any of its covenants hereunder (and any such breach shall not have been cured to the reasonable satisfaction of Buying Group within 10 days after Buying Group's notice to Selling Group of such breach);

             (d)      by Selling Group, if any Buying Group Member shall have materially breached any of its representations herein and such breach or breaches, in the aggregate, would reasonably be expected to have a Material Adverse Effect or if any Buying Group Member shall have materially breached any of its covenants hereunder (and any such breach shall not have been cured to the reasonable satisfaction of Selling Group within ten (10) days after Selling Group's notice to Buying Group of such breach); or

             (e)      by either Buying Group or Selling Group if the Closing shall not have occurred on or before October 1, 2000 (the "Outside Date"), unless (i) the parties agree in writing to extend the Outside Date, or (ii) the failure to have the Closing shall be due to the failure of the party seeking to terminate this Agreement to perform in any material respect its obligations under this Agreement required to be performed by it at or prior to the Closing.

             Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, written notice thereof shall be given by the terminating party to the other party specifying the provision hereof pursuant to which such termination is being made and the Agreement shall become null and void and of no further force or effect, and no party hereto (or any of its Affiliates, directors, officers, managers, agents or representatives) shall have any liability or obligation hereunder (except for any liability of any party then in breach); provided, however, that the provisions of all but the first and fourth sentences of Section 6.1 (Access) and all of Section 11.2 (Expenses) shall survive any such termination.

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ARTICLE XI

MISCELLANEOUS

             Section 11.1 Assignment. Neither this Agreement, nor any right hereunder, may be assigned by any of the parties hereto except that at ProCare's option, a Buying Group Member shall have the right to designate one or more Affiliates as a Buying Group Member for all or any portion of the Purchased Assets, provided that ProCare remains liable hereunder and the CVS Guaranty remains in effect.

             Section 11.2 Payment of Fees and Expenses. Each party to this Agreement agrees to pay its own costs, fees and expenses incurred (including legal, accounting, consulting, appraisal, investment banking and similar professional fees) in connection with the transactions contemplated hereunder (other than with respect to the HSR Act filing fee as provided in Section 6.5 hereto). No portion of any such costs, fees and expenses incurred by a Selling Group Member shall be accrued on the Closing Balance Sheet.

             Section 11.3 Further Acts by Each Selling Group Member and the Parent. From and after the Closing Date, upon the reasonable request of any Buying Group Member, each Selling Group Member, and the Parent shall execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances as may be required to convey and transfer to and vest in each Buying Group Member and protect their respective right, title and interest in the Purchased Assets to be acquired hereunder, and as may be appropriate otherwise to carry out the transactions contemplated by this Agreement.

             Section 11.4 Entire Agreement, Construction, Counterparts, Effectiveness. This Agreement, including the Schedules and Exhibits delivered pursuant hereto, constitutes the entire agreement of the parties in respect of the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions of the parties, whether written or oral, and may not be changed, terminated or discharged orally. The Table of Contents and Headings appearing in this Agreement have been inserted solely for the convenience of the parties and shall be of no force and effect in the construction of the provisions of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. This Agreement may be executed in several counterparts, and each executed counterpart shall be considered an original of this Agreement. This Agreement shall not become effective until it has been executed by all of the parties hereto.

             Section 11.5 Notices. Any notice or other communication in connection with this Agreement or any Related Agreement shall be deemed to be delivered if in writing (or in the form of telecopy) addressed as provided below (a) when actually delivered, (b) when telecopied to said address, or (c) in the case of a letter, one (1) business day after deposit with a nationally recognized overnight courier or five (5) business days after the same has been deposited in the United States mails, postage prepaid and certified:
(i)	If to a Buying Group Member:

CVS Corporation One CVS Drive Woonsocket, Rhode Island 02895 Attention: Zenon P. Lankowsky, Esq. Telecopy No. (401) 770-2603

with a copy to:

Edwards & Angell, LLP 2800 Bank Boston Plaza Providence, Rhode Island 02903 Attention: Christopher D. Graham, Esq. Telecopy No. 401-276-6611

(ii)	If to a Selling Group Member or Parent:

Bergen Brunswig Corporation 4000 Metropolitan Drive Orange, CA 92868 Attention: Milan A. Sawdei, Esq. Telecopy No. 714-385-4000

with a copy to:

Lowenstein Sandler PC 65 Livingston Avenue Roseland, NJ 07068 Attention: Peter H. Ehrenberg, Esq. Telecopy No. 973-597-2351

Any party may change the address to which notices are to be addressed by giving the other parties hereto notice in the manner herein set forth.

             Section 11.6 Changes in Writing. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

             Section 11.7 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law, but only as long as the continued validity, legality and enforceability of such provision or application does not materially (a) alter the terms of this Agreement, (b) diminish the benefits of this Agreement or (c) increase the burdens of this Agreement, for any person.

             Section 11.8 Governing Law.

             This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island, as applied to contracts made and performed within the State of Rhode Island, without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other state.

             Section 11.9 Consent to Jurisdiction

             THE PARTIES HERETO HEREBY AGREE TO SUBMIT TO THE JURISDICTION OF THE COURTS IN AND OF THE STATE OF RHODE ISLAND AND THE STATE OF CALIFORNIA, AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURTS FOR THE DISTRICT OF RHODE ISLAND AND THE SOUTHERN DISTRICT OF CALIFORNIA, AND TO THE STATE AND FEDERAL COURTS TO WHICH AN APPEAL OF THE DECISIONS OF SUCH COURTS MAY BE TAKEN, AND CONSENT THAT SERVICE OF PROCESS WITH RESPECT TO ALL COURTS IN AND OF THE STATE OF RHODE ISLAND AND THE STATE OF CALIFORNIA, AND THE UNITED STATES DISTRICT COURTS FOR THE DISTRICT OF RHODE ISLAND AND THE SOUTHERN DISTRICT OF CALIFORNIA, MAY BE MADE BY REGISTERED MAIL TO THEM AT THEIR RESPECTIVE ADDRESSES SET FORTH IN SECTION 11.5 HEREOF.

            Section 11.10 Non-Competition by Selling Group/Parent.

             (a)       For a period of four years following the Closing Date (the "Restrictive Period"), each Selling Group Member and Parent will not, and will cause the respective Affiliates controlled by any of them not to, directly or indirectly, anywhere in North America (the "Territory"), own, operate or engage in a Competing Business. For purposes of this Agreement, the Selling Group and Parent will not be deemed to have violated the preceding sentence in the event that (A) any Selling Group Member, Parent or any of the respective Affiliates controlled by any of them acquires the capital stock or a substantial portion of the assets of a Person whose revenues attributable to a Competing Business during its last fiscal year are less than $5 million and represent less than 25% of the aggregate revenues of such Person during such fiscal year; or (B) if any Selling Group Member, Parent or any of the respective Affiliates controlled by any of them acquires the capital s tock or a substantial portion of the assets of a Person whose revenues attributable to a Competing Business during its last fiscal year are equal to or greater than $5 million or represent at least 25% of the aggregate revenues of such Person during such fiscal year, such Selling Group Member, Parent or such Affiliate promptly offers to sell such Competing Business to the Buying Group on commercially reasonably terms at a price that is either agreed upon by the Selling Group and the Buying Group or is determined by a valuation firm mutually acceptable to the Selling Group and the Buying Group to represent the fair market value of such Competing Business; provided that if the Buying Group does not, or is not permitted by Law to, accept such offer, such Selling Group Member, Parent or such Affiliate shall use all reasonable commercial efforts to dispose of the Competing Business promptly on commercially reasonable terms.

             (b)       For a period of twelve months following the Closing Date (the "First Twelve Month Period"), each Selling Group Member and Parent agrees that it will not, and will cause the respective Affiliates controlled by any of them not to, without the prior written consent of ProCare, hire, engage, employ or interfere with or attempt to hire, engage, employ or interfere with any Rehired Employee who was an exempt employee of Selling Group at the Closing Date, other than Andrew Wolpe and Bernie Heron.

             (c)       For a period of twelve months following the First Twelve Month Period (the "Second Twelve Month Period"), each Selling Group Member and Parent agrees that it will not, and will cause the respective Affiliates controlled by any of them not to, without the prior written consent of ProCare, solicit or attempt to hire any Rehired Employee who was an exempt employee of Selling Group at the Closing Date, other than Andrew Wolpe and Bernie Heron.

             (d)       If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 11.10 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to achieving the intention of the parties as set forth herein, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

             Section 11.11 Non-Competition - Buying Group.

             (a)       During the Restrictive Period, each Buying Group Member agrees that it will not, and will cause each of the Affiliates controlled by it not to, directly or indirectly, anywhere in the Territory, own, operate or engage in a Competing Corrections Division Business. For purposes of this Agreement, the Buying Group will not be deemed to have violated the preceding sentence in the event that (A) any Buying Group Member or any of the Affiliates controlled by it acquires the capital stock or a substantial portion of the assets of a Person whose revenues attributable to a Competing Corrections Division Business during its last fiscal year are less than $2.5 million and represent less than 25% of the aggregate revenues of such Person during such fiscal year,; or (B) if any Buying Group Member or any of the Affiliates controlled by it acquires the capital stock or a substantial portion of the assets of a Person whose revenues attributable to a Competing Corrections Division Bus iness during its last fiscal year are equal to or greater than $2.5 million or represent at least 25% of the aggregate revenues of such Person during such fiscal year, such Buying Group Member or such Affiliate promptly offers to sell such Competing Corrections Division Business to the Selling Group on commercially reasonably terms at a price that is either agreed upon by the Selling Group and the Buying Group or is determined by a valuation firm mutually acceptable to the Selling Group and the Buying Group to represent the fair market value of such Competing Corrections Division Business; provided that if the Selling Group does not, or is not permitted by Law to, accept such offer, such Buying Group Member or such Affiliate shall use all reasonable commercial efforts to dispose of the Competing Corrections Division Business promptly on commercially reasonable terms.

             (b)       For the First Twelve Month Period, each Buying Group Member agrees that it will not, and will cause each of the Affiliates controlled by it not to, without the prior written consent of Parent, hire, engage, employ or interfere with or attempt to hire, engage, employ or interfere with, any exempt employee of the Corrections Division Business at the Closing Date.

             (c)       For the Second Twelve Month Period, each Buying Group Member agrees that it will not, and will cause each of the Affiliates controlled by it not to, without the prior written consent of Parent, solicit or attempt to hire any exempt employee of the Corrections Division Business at the Closing Date.

             (d)       If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 11.11 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to achieving the intention of the parties as set forth herein, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

             Section 11.12 Waiver of Jury Trial.

             THE PARTIES HERETO HEREBY EXPRESSLY WAIVE ANY RIGHT THEY MAY HAVE TO A JURY TRIAL IN ANY SUIT, ACTION OR PROCEEDING EXISTING UNDER OR RELATING TO THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS.

             Section 11.13 Publicity. No party will issue any press release or make any other public statement relating to the transactions contemplated hereby unless (i) mutually agreed to by the parties hereto, or (ii) required by law, regulation, court order or the rules of any applicable stock exchange or the New York Stock Exchange or of any applicable Governmental Authority and any such release or statement shall be subject to prior review by the parties hereto.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PROCARE PHARMACY, INC.

By:	/s/	Dennis C. Burton

	Name:	Dennis C. Burton
	Title:	President, CVS ProCare

STADTLANDER OPERATING COMPANY, L.L.C.

By:	/s/	Milan A. Sawdei

	Name:	Milan A. Sawdei
	Title:	Executive Vice President,
Chief Legal Officer and Secretary

STADTLANDER LICENSING COMPANY, LLC

By:	/s/	Milan A. Sawdei

	Name:	Milan A. Sawdei
	Title:	Executive Vice President,
Chief Legal Officer and Secretary

STADTLANDER DRUG OF CALIFORNIA, LP

By:	/s/	Milan A. Sawdei

	Name:	Milan A. Sawdei
	Title:	Executive Vice President,
Chief Legal Officer and Secretary

STADTLANDER DRUG OF HAWAII, LP

By:	/s/	Milan A. Sawdei

	Name:	Milan A. Sawdei
	Title:	Executive Vice President,
Chief Legal Officer and Secretary

BERGEN BRUNSWIG CORPORATION

By:	/s/	Robert E. Martini

	Name:	Robert E. Martini
	Title:	Chairman and Chief Executive
Officer